SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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American Electric Power Company, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2007 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Michael G. Morris Chairman of the Board, President and Chief Executive Officer

March 15, 2007

Dear Shareholder:

This year’s annual meeting of shareholders will be held at The Shreveport Convention Center, 400 Caddo Street, Shreveport, Louisiana, on Tuesday, April 24, 2007, at 9:30 a.m. Central Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, March 6, 2007, are entitled to vote and attend the meeting. PLEASE NOTE THAT YOU WILL NEED TO PRESENT AN ADMISSION TICKET TO ATTEND THE MEETING. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By internet, at www.investorvote.com

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card in the enclosed envelope

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Michael G. Morris

NOTICE OF 2007 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:30 a.m. Central Time on Tuesday, April 24, 2007

PLACE	The Shreveport Convention Center 400 Caddo Street Shreveport, Louisiana

ITEMS OF BUSINESS	(1) To elect 13 directors to hold office until the next annual meeting and until their successors are duly elected.
(2) To consider and act on a proposal to approve the American Electric Power System Senior Officer Incentive Plan.
(3) To ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2007.
(4) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on March 6, 2007, are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm. AEP’s Summary Annual Report to Shareholders contains our chairman’s letter to shareholders and condensed financial statements.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.
(2) USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card.
(3) VISIT THE WEB SITE shown on your proxy card to vote via the internet.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 15, 2007	John B. Keane Secretary

Our annual meeting of shareholders also will be webcast at http://www.AEP.com/go/webcasts at 9:30 a.m. Central Time on April 24, 2007.

Proxy Statement

March 15, 2007

Proxy and Voting Information

THIS PROXY STATEMENT and the accompanying proxy card are to be mailed to shareholders, commencing on or about March 15, 2007, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 24, 2007 in Shreveport, Louisiana.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, March 6, 2007, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 397,839,949 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the internet. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or internet voting procedures are set forth on the enclosed proxy card.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on March 6, 2007.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice of its revocation to the Company, by executing another proxy dated after the proxy to be revoked, or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. Under the New York Stock Exchange (NYSE) rules, your broker may not vote your shares on the proposal relating to the adoption of the Senior Officer Incentive Plan.

A plurality of the votes cast is required for the election of directors. Only votes “for” or “withheld” affect the outcome. Abstentions are not counted for purposes of the election of directors.

The votes cast “for” must exceed the votes cast “against” to approve the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and the adoption of the Senior Officer Incentive Plan. Abstentions and broker non-votes are not counted as votes “for” or “against” these proposals.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted; (ii) in cases where shareholders write comments on their proxy cards; or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report or Proxy Statement to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report or proxy statement need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report or proxy statement is being householded indefinitely unless you instruct us otherwise. If more than one annual report or proxy statement is being sent to your address, at your request, mailing of the duplicate copy will be discontinued. If you wish to resume receiving separate annual reports or proxy statements at the same address, you may call our transfer agent, Computershare Trust Company, N.A., at 800-328-6955 or write to them at P.O. Box 43081, Providence, RI 02940-3081. The change will be effective 30 days after receipt. We will deliver promptly upon oral or written request a separate copy of the annual report or proxy statement to a shareholder at a shared address. To receive a separate copy of the annual report or proxy statement, contact AEP Shareholder Direct at 800-551-1AEP (1237) or write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.AEP.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained in our website to be part of this proxy statement.

You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

1. Election of Directors

CURRENTLY, AEP’s Board of Directors (Board) consists of 13 members. Thirteen directors are to be elected by a plurality of the votes cast at the meeting to hold office until the next annual meeting and until their successors have been elected. AEP’s By- Laws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 13 nominees named on pages 3 through 6 were selected by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each nominee’s performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. Shareholders may withhold authority to vote for any or all of such nominees on the proxy card. All of the Board’s nominees were elected by the shareholders at the 2006 annual meeting. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees should occur before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Cumulative Voting.    Shareholders may exercise cumulative voting rights in the election of directors. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of directors standing for election to determine the number of votes the shareholder is entitled to cast for director nominees. The shareholder can then cast all such votes for a single nominee or spread such votes among the nominees in any manner.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock, options exercisable within 60 days and stock-based units beneficially owned by each of them appear on page 69.

Nominees For Director

E. R. Brooks Granbury, Texas Age 69 Director since 2000	Chairman and chief executive officer of Central and South West Corporation (CSW) (February 1991-June 2000). A director of Hubbell, Inc.

Donald M. Carlton Austin, Texas Age 69 Director since 2000	Retired president and chief executive officer of Radian International LLC. A director of National Instruments Corporation and Temple-Inland Inc.

Ralph D. Crosby, Jr. Arlington, Virginia Age 59 Director since 2006	Chairman and Chief Executive Officer, EADS North America, Inc since 2002. President, Integrated Systems Sector, Northrop Grumman Corporation from 1998 to 2002. A director of Ducommun Incorporated.

John P. DesBarres Park City, Utah Age 67 Director since 1997	Former Chairman of the Board, President and Chief Executive Officer of Transco Energy Company (natural gas). A director of Magellan Midstream Partners, L.P.

Nominees For Director — continued

Robert W. Fri Washington, D.C. Age 71 Director since 1995	Retired President of Resources for the Future (non-profit research organization). Assumed his present position with Resources for the Future in 2001.

Linda A. Goodspeed Richardson, Texas Age 45 Director since 2005	Executive Vice President and Chief Supply Chain Logistics and Technology Officer of Lennox International, Inc. since August 2001. A director of Columbus McKinnon Corp.

William R. Howell Dallas, Texas Age 71 Director since 2000	Retired Chairman of the Board and Chief Executive Officer of J. C. Penney Company. Chairman emeritus of J. C. Penney Company (1997-present). A director of Exxon Mobil Corporation, Halliburton Company, Pfizer Inc., and The Williams Companies, Inc. He is also a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly owned subsidiaries of Deutsche Bank A.G.

Lester A. Hudson, Jr. Charlotte, North Carolina Age 67 Director since 1987	Professor and the Wayland H. Cato, Jr. Chair in Leadership at McColl Graduate School of Business at Queens University of Charlotte since 2003. Professor of Business Strategy at Clemson University (1998-2003). Retired chairman, chief executive officer and president of Wunda Weve Carpets, Inc. and Dan River, Inc. A director of American National Bankshares Inc.

Nominees For Director — continued

Michael G. Morris Columbus, Ohio Age 60 Director since 2004	Elected president and chief executive officer of AEP in January 2004; chairman of the board in February 2004; and chairman, president and chief executive officer of all of its major subsidiaries in January 2004. A director of certain subsidiaries of AEP with one or more classes of publicly held preferred stock or debt securities and other subsidiaries of AEP. From 1997 to 2003 was chairman of the board, president and chief executive officer of Northeast Utilities, an unaffiliated electric utility system. A director of Cincinnati Bell, Inc. and The Hartford Financial Services Group, Inc.

Lionel L. Nowell III Purchase, New York Age 52 Director since 2004	Senior vice president and treasurer of PepsiCo, Inc. since 2001. A director of Church & Dwight Co., Inc.

Richard L. Sandor Chicago, Illinois Age 65 Director since 2000	Chairman and chief executive officer of Chicago Climate Exchange, Inc. (a self-regulatory exchange that administers a greenhouse gas reduction and trading program) since 2002. Chairman and chief executive officer of the Chicago Climate Futures Exchange (a designated contract market regulated by the CFTC) since 2004. Chairman of Climate Exchange PLC since 2003. Research professor at the J.L. Kellogg School of Management, Northwestern University since 1999. Chairman and chief executive officer of Environmental Financial Products LLC (1998-2003). A director of Intercontinental Exchange, Inc. and Millennium Cell, Inc.

Donald G. Smith Roanoke, Virginia Age 71 Director since 1994	Retired Chairman of the Board, Chief Executive Officer and Treasurer of Roanoke Electric Steel Corporation (steel manufacturer) (1989-2006).

Nominees For Director — continued

Kathryn D. Sullivan Columbus, Ohio Age 55 Director since 1997	Director, Battelle Center for Mathematics and Science Education Policy – The John Glenn School of Public Affairs at The Ohio State University since November 1, 2006. Science Advisor to Columbus’ science museum COSI (Center of Science & Industry) from December 2005 to November 2006. President and chief executive officer of COSI from 1996 to 2005.

AEP’s Board of Directors and Committees

UNDER NEW YORK LAW, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2006, the Board held eight regular meetings, three of which were held in cities where we have regional offices and one at a generating plant to further the directors’ education about our operations. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all members attended the annual meeting.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2006 and the directors who currently serve on these committees. The functions of the committees are described in the paragraphs following the table.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Brooks	X (Chair)		X	X
Dr. Carlton			X			X	X
Mr. Crosby			X			X	X
Mr. DesBarres		X	X	X		X (Chair)
Mr. Fri		X	X			X
Ms. Goodspeed	X		X				X
Mr. Howell		X	X	X	X (Chair)
Dr. Hudson	X	X (Chair)	X	X
Mr. Morris			X	X (Chair)
Mr. Nowell	X	X	X
Dr. Sandor			X		X		X
Mr. Smith			X (Chair)		X		X
Dr. Sullivan			X		X		X (Chair)
2006 Meetings	9	5	1	0	4	7	4

During 2006, no director attended fewer than 82% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees during the period on which he or she served.

Corporate Governance

AEP maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for members of the Board, and charters for the Audit, Directors and Corporate Governance and Human Resources Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporategovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of AEP and its management;

•	All members of the Audit Committee, Human Resources Committee (HR Committee) and the Committee on Directors and Corporate Governance are independent;

•	The non-management members of the Board meet regularly without the presence of management, and the independent members of the Board meet at least once a year;

•	AEP has a code of business conduct that also applies to its principal executive officer, principal financial officer and principal accounting officer;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•

AEP has an ethics office with a hotline available to all employees, and AEP’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters; and

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also reviews annually the performance of the individual directors.

Director Independence.    The Board has adopted categorical standards it uses to determine whether its members are independent. These standards are consistent with the NYSE corporate governance listing standards and are as follows:

1.	Employment: A member who is an employee, or whose immediate family member is an executive officer of AEP or any of its subsidiaries is not independent until three years after such employment has ended.

2.	Other Compensation: A member who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from AEP or any of its subsidiaries, other than director or committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.	Material Relationship: A member, or whose immediate family member, (a) is a current partner of AEP’s external auditor; (b) is a current employee of such firm; (c) is a current employee of such firm who participates in that firm’s audit, assurance or tax compliance practice; or (d) was within the last three years a partner or employee of such firm and personally worked on AEP’s audit, is not independent.

4.	Interlocking Directorships: A member who is employed, or whose immediate family member is employed, as an executive officer of another company on whose compensation committee any of AEP’s executive officers serve is not independent until three years after such service or employment has ended.

5.	Business Transactions: A member who is a current executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, AEP or any of its subsidiaries for property or services in an amount which, in any fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent.

6.	Charitable Contributions: A member, or whose family member, serves as an executive officer of a non-profit organization, which receives discretionary charitable contributions in an amount exceeding the greater of $100,000 or 2% of such organization’s latest annual gross revenues, is not independent until three years after such service has ended.

7.	Director Status: A relationship arising solely from a director’s position as a director or advisory director (or similar position) of another company or entity that engages in a transaction with AEP is independent so long as the director satisfies the other standards.

Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s independence standards. Utilizing these responses and other information, the Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with AEP or any of its subsidiaries). If a director has a relationship with an organization which made or received payments from AEP, information regarding the amount of such payments is provided to the Committee on Directors and Corporate Governance. The Committee on Directors and Corporate Governance then determines whether the amount of any such payments requires, pursuant to the Company’s independence standards or otherwise, a finding that the director is not independent. The Committee on Directors and Corporate Governance also discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence. No member of the Board is independent unless the Board affirmatively determines that such member is independent.

The Board has affirmatively determined that Messrs. Brooks, Carlton, Crosby, DesBarres, Fri, Howell, Hudson, Nowell, Smith, Ms. Goodspeed and Ms. Sullivan, all of whom are Board nominees at this meeting, are independent. None of the directors who were determined to be independent had any relationships that were outside the categorical standards identified above. In addition, the Board considered transactions and relationships between each director and any member of his or her immediate family and AEP and its subsidiaries. The purpose of this review was to determine whether any such transaction or relationship was inconsistent with a determination that the director is independent.

The Board considered the fact that Mr. Brooks is a director of Hubbell, Inc., which provided approximately $16,000,000 of equipment to us in 2006. The Board considered the fact that Mr. Fri is a director of EPRI, which is an independent, nonprofit center for public interest energy and environmental research and to which the Company contributed approximately $15,000,000 in 2006. The Board also considered that Mr. Fri is a visiting fellow for Resources for the Future (RFF) and that AEP contributed $50,000 in 2006 to RFF. The Board noted that since Messrs. Fri and Brooks do not serve as executive officers and do not own a significant amount of stock of these companies, these relationships are not material, and determined that these directors are independent. The Board considered the fact that Ms. Goodspeed serves as Executive Vice President and Chief Supply Chain Logistics and Technology Officer of Lennox International, Inc. Although Ms. Goodspeed is an executive officer of Lennox International, Inc., we purchased only $47,000 of equipment from Lennox in 2006, which the Board considered immaterial. The Board considered the fact that Mr. Crosby serves as Chairman and Chief Executive Officer of EADS North America, Inc. Although Mr. Crosby an executive officer of EADS North America, Inc., we purchased only $68,000 of equipment from it. Lastly, the Board considered the fact that Mr. Nowell is a Senior Vice President and Treasurer of PepsiCo, Inc. Although Mr. Nowell is an executive officer of PepsiCo, Inc., we purchased only $31,000 of products from it. The Board also determined that there were no discretionary contributions to a non-profit organization with which a director or any of his or her immediate family members has a relationship that impairs the directors’ independence.

Mr. Morris is not independent because he is an executive officer of AEP. Although Dr. Sandor currently meets the independence standards, the Board of Directors has determined that he is not to be classified as independent because of AEP’s relationship with the Chicago Climate Exchange (CCX). Dr. Sandor serves as Chief Executive Officer of CCX. AEP is a founding member of the CCX and during 2006 AEP and its subsidiaries transacted trades of greenhouse gas emission allowances on the CCX. Dr. Sandor is also the Chief Executive Officer of the Chicago Climate Futures Exchange (CCFE), which is an exchange established for trading of SO2 and NOx allowances. AEP paid CCX and CCFE approximately $44,000 in commissions and dues in 2006. AEP payments to CCX and CCFE currently do not exceed $1 million but AEP’s payments in the future may exceed that threshold. AEP anticipates paying commissions and dues to CCX and CCFE in 2007 in an amount greater than amounts paid in 2006.

Communicating with the Board.    If you would like to communicate directly with our Board, our non-management directors as a group or Dr. Hudson, our Presiding Director, you may submit your written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Non-Management Directors, Columbus OH 43216. AEP’s Business Ethics and Corporate Compliance department will review such inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to our Board, our non-management directors as a group or our Presiding Director, as applicable.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the By-Laws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Supervising the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Reviewing annually the performance of individual directors.

11.	Supervising the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

A copy of the charter can be found on our website at www.AEP.com/investors/corporategovernance. Consistent with the rules of the NYSE, all members of the Committee on Directors and Corporate Governance are independent.

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 70 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.AEP.com/investors/corporategovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

In evaluating candidates for Board membership, the Committee on Directors and Corporate Governance reviews each candidate’s biographical information and assesses each candidate’s skills and expertise based on a variety of factors. Some of the major factors include whether the candidate:

•	maintains the highest personal and professional ethics, integrity and values;

•	is committed to representing the long-term interests of the shareholders;

•	has an inquisitive and objective perspective, practical wisdom and mature judgment;

•	contributes to the diversity of views and perspectives of the Board as a whole; and

•	possesses a willingness to devote sufficient time to carrying out the duties and responsibilities effectively, including attendance at meetings.

The Committee on Directors and Corporate Governance also seeks balance on the Board by having complementary knowledge, expertise, experience and skill in areas such as business, finance, accounting, marketing, public policy, government, technology and environmental issues and other areas that the Board has decided are desirable and helpful to fulfilling its role. The Committee on Directors and Corporate Governance also seeks diversity in gender, race, experience, geographic location and educational background of directors.

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board on December 13, 2006. The Policy is administered by the Directors and Corporate Governance Committee.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any Director or member of the executive council or Section 16 officer of the Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of the Company and any immediate family member of any such person. The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve such transaction and approves only those transactions that are in the best interests of the Company.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person necessarily satisfies or supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any Related Person. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the By-Laws, during the intervals between meetings of the Board.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries including, reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries.

The Human Resources Committee (HR Committee) annually reviews AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with SEC and NYSE rules. The HR Committee held six regular meetings as well as a working session and a conference call in 2006.

In carrying out its responsibilities, the HR Committee has hired a nationally recognized consultant (Towers Perrin) to provide recommendations to the HR Committee regarding AEP’s compensation and benefits programs and practices, and to provide information on current trends in executive compensation and benefits within the electric utility industry and among U.S. industrial companies in general. The HR Committee annually reviews and discusses the independence of its executive compensation consultant considering the extent of all other business that Towers Perrin performs for the Company. The HR Committee concluded that, although Towers Perrin does perform actuarial and benefits consulting services for AEP, there were adequate barriers in place to ensure that Towers Perrin’s executive compensation recommendations were not in any way influenced by this other business and concluded that Towers Perrin was independent. The HR Committee also instructed management to avoid using Towers Perrin for executive compensation work not relevant to the HR Committee to avoid creating a conflict of interest. The HR Committee regularly holds executive sessions with its independent consultant to help ensure that it receives full and independent advice.

The HR Committee administers AEP’s executive officer compensation program. The HR Committee reviews and determines all compensation and significant benefit and perquisite changes for AEP’s executive officers. The HR Committee makes recommendations to the independent board members regarding the compensation of the Chief Executive Officer, and those independent board members approve the CEO’s compensation.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.AEP.com/investors/corporategovernance.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

Audit Committee Disclosure

THE AUDIT COMMITTEE of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.AEP.com. Consistent with the rules of the NYSE and the Sarbanes-Oxley Act of 2002, all members of the Audit Committee are independent. The Board determined that Mr. Nowell is an audit committee financial expert as defined by the SEC.

Audit Committee Report

THE AUDIT COMMITTEE reviews AEP’s financial reporting process as well as the internal controls over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met nine times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent auditor. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2006. The Audit Committee has reviewed and discussed the consolidated financial statements and internal control over financial reporting with management, the internal auditor, and the independent auditor. The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

In addition, the Audit Committee has discussed with the independent auditor its independence from AEP and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). The Audit Committee has also received written materials addressing the independent auditor internal quality control procedures and other matters, as required by the NYSE listing standards.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Audit Committee Members

E. R. Brooks, Chair

Linda A. Goodspeed

Lester A. Hudson, Jr.

Lionel L. Nowell, III

DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional fee for service as a director other than accidental insurance coverage. The following table presents the compensation provided by the Company in 2006 to the non-employee directors standing for election at the 2007 annual meeting.

Name	Fees Earned Or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)(6)	Total ($)
E. R. Brooks	91,075	83,875	-0-	-0-	-0-	6,542	181,492
Donald M Carlton	73,425	83,875	-0-	-0-	-0-	3,910	161,210
Ralph D. Crosby, Jr.(1)	69,825	83,875	-0-	-0-	-0-	692	154,392
John P. DesBarres	79,225	83,875	-0-	-0-	-0-	2,883	165,983
Robert W. Fri	69,825	83,875	-0-	-0-	-0-	1,337	155,037
Linda A. Goodspeed	81,825	83,875	-0-	-0-	-0-	841	166,541
William R. Howell	68,625	83,875	-0-	-0-	-0-	4,568	157,068
Lester A. Hudson, Jr.	106,175	83,875	-0-	-0-	-0-	3,268	193,318
Lionel L. Nowell III	80,625	83,875	-0-	-0-	-0-	2,479	166,979
Richard L. Sandor	68,625	83,875	-0-	-0-	-0-	4,043	156,543
Donald G. Smith	72,225	83,875	-0-	-0-	-0-	2,052	158,152
Kathryn D. Sullivan	73,425	83,875	-0-	-0-	-0-	1,337	158,637

(1)	Joined the Board in January 2006.
(2)	Consists of amounts described below under Director Compensation and Stock Ownership – Annual Retainers and Fees. With respect to Mr. Brooks, includes $16,750 paid for services as chairman of the Audit Committee. With respect to Mr. DesBarres, includes $2,500 paid for services as chairman of the Human Resources Committee. With respect to Ms. Goodspeed and Mr. Nowell, includes $12,000 paid for services as members of the Audit Committee. With respect to Dr. Hudson, includes $16,250 paid for services as Presiding Director and $12,000 paid for services as a member of the Audit Committee. Includes the following amounts for per diems to compensate directors for special additional services beyond those contemplated by the Annual Retainer: Mr. Brooks, $5,700; Dr. Carlton, $4,800; Mr. Crosby, $1,200; Mr. DesBarres, $8,100; Mr. Fri, $1,200; Ms. Goodspeed, $1,200; Dr. Hudson, $9,300; Mr. Smith, $3,600; and Dr. Sullivan, $4,800.
(3)	Consists of awards under the Stock Unit Accumulation Plan for Non-Employee Directors in 2006 described below under Director Compensation and Stock Ownership – Stock Unit Accumulation Plan. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date. The grant date fair value of these awards was $83,875.
(4)	Each non-employee director received 2,292.213 stock units in 2006. See Share Ownership of Directors and Executive Officers on page 69 for the aggregate number of stock awards outstanding for each director as of December 31, 2006.

(5)	Consists of tax gross ups, premiums for accidental death insurance and annual costs of the Central and South West Corporation Memorial Gift Program. The following table presents the components of All Other Compensation for each non-employee director:

Name	Tax Gross Ups ($)	Premiums ($)	Memorial Gifts ($)
E. R. Brooks	4,308	748	(6)
Donald M Carlton	1,676	748	(6)
Ralph D. Crosby, Jr.	-0-	692	-0-
John P. DesBarres	2,135	748	-0-
Robert W. Fri	589	748	-0-
Linda A. Goodspeed	93	748	-0-
William R. Howell	2,334	748	(6)
Lester A. Hudson, Jr.	2,520	748	-0-
Lionel L. Nowell III	1,731	748	-0-
Richard L. Sandor	1,809	748	(6)
Donald G. Smith	1,304	748	-0-
Kathryn D. Sullivan	589	748	-0-

(6)	AEP is continuing a memorial gift program for former CSW directors and executive officers who had been previously participating in this program. The program currently has 28 participants, including the four former CSW directors who are members of AEP’s Board (Messrs. Brooks, Carlton, Howell and Sandor). Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support the program. The annual premiums paid by AEP are based on pooled risks and totaled $41,600 for 2006 and for purposes of the chart we divided this cost evenly among the participants.

Directors Compensation and Stock Ownership

Annual Retainers and Fees.

The Board has determined that Board compensation should consist of a target mix of 45% cash and 55% AEP stock equivalents. In October 2006, upon the recommendation of the Committee on Directors and Corporate Governance and based on competitive data, the Board determined that, effective October 1, 2006, (i) the amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan should increase from $82,500 to $88,000 annually and (ii) the amount of the annual cash retainer paid to non-employee directors should increase from $67,500 to $72,000 annually. The Presiding Director fee was increased from $15,000 to $20,000 annually effective October 1, 2006. The chairman of the audit committee fee was increased from $15,000 to $22,000 annually effective October 1, 2006. The other members of the Audit Committee continue to receive an additional annual retainer of $12,000. Effective October 1, 2006, the chairman of the HR Committee receives an annual fee of $10,000. Each of these cash retainers is paid in quarterly increments.

The Company believes that the standard director compensation amount compensates directors appropriately for all general services that are rendered as a director. The Company does, however, occasionally ask directors to undertake special assignments. In December 2004 the Board adopted a policy (Special Compensation Policy) that provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. The Company pays each non-employee director a fee of $1,500 per day ($1,200 per day for periods before October 1, 2006) when any such director undertakes such special assignments. The Committee on Directors and Corporate Governance has pre-approved the following director activities as special assignments under the Special Compensation Policy, which qualify for the per diem fee, and has delegated to the secretary of the Company the authority to approve the payment of the appropriate per diem fee upon written request from a director:

(i) attendance as a representative of AEP at meetings of regulatory agencies or other governmental bodies; (ii) attendance as a representative of AEP at meetings of industry, corporate governance, advocacy or comparable groups; (iii) attendance as a representative of AEP at corporate governance or other board education seminars; (iv) travel for interviews of potential AEP directors; and (v) attendance at AEP-sponsored training sessions, plant tours, facility visits or other AEP venues, other than attendance as a part of a regular meeting of the Board or a committee of the Board.

Expenses.    Non-employee directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs.

The Company from time to time invites directors’ spouses to travel with the directors to attend Board meetings. Spouses may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from those Board meetings. The Company generally provides for, or reimburses the expenses of, the non-employee directors and their spouses for attendance at such meetings, which may result in a non-employee director recognizing income for tax purposes under applicable regulations. The Company therefore reimburses the non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the non-employee director’s or spouse’s attendance at such events.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100% of their annual retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Stock Unit Accumulation Plan.    In 2006 the Stock Unit Accumulation Plan for Non-Employee Directors awarded $83,875 in AEP stock units to each non-employee director. As noted above in Annual Retainers and Meeting Fees, the Stock Unit Accumulation Plan was amended effective October 1, 2006 to increase the annual award to $88,000 in AEP stock units. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are not paid to the director in cash until termination of service unless the director has elected to further defer payment for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2004 through September 1, 2007, has a premium of $29,000. In addition, AEP pays each non-employee director an amount to provide for the federal and state income taxes incurred in connection with the maintenance of this coverage and is reflected in the tax gross up column of the Non-Employee Director Compensation Table.

Stock Ownership.    The Board considers stock ownership in AEP by Board members to be important. As noted above in Stock Unit Accumulation Plan, non-employee directors are required to defer $88,000 annually in AEP stock units until termination of his or her directorship. As noted below under Share Ownership of Directors and Executive Officers, each non-employee director of AEP owns more than 13,000 shares of AEP Common Stock and AEP stock units, except for Mr. Nowell, Ms. Goodspeed and Mr. Crosby, who were elected to the Board of Directors in July 2004, October 2005 and January 2006, respectively.

Insurance

The directors and officers of AEP and its subsidiaries are insured, subject to certain exclusions, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. The AEP System companies are also insured, subject to certain exclusions and deductibles, to the extent that they have indemnified their directors and officers for any such losses. Such insurance, effective March 15, 2006 through March 15, 2007, is provided by: Associated Electric & Gas Insurance Services, Energy Insurance Mutual Ltd., Zurich American Insurance Company, St. Paul Mercury Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, Liberty Mutual Insurance Company, Twin City Fire Insurance Company, Westchester Fire Insurance Company (ACE), AXIS Reinsurance Company, Starr Excess International Ltd., Arch Insurance Company, RSUI Indemnity Company, XL Specialty Insurance Company, U.S. Specialty Insurance Company and XL Insurance Ltd. The total cost of this insurance is $4,536,849.

Fiduciary liability insurance provides coverage for AEP System companies, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. This coverage, provided by Zurich American Insurance Company, Energy Insurance Mutual Ltd., Indian Harbor Insurance Company (XL America Companies), U.S. Specialty Insurance Company (HCC), and AXIS Specialty Reinsurance Company, was renewed, effective March 15, 2006 through March 15, 2007, for a cost of $783,720.

2. Proposal to Approve the American Electric Power System Senior Officer Incentive Plan

THE BOARD OF DIRECTORS proposes that shareholders approve the American Electric Power System Senior Officer Incentive Plan (the “2007 Plan”). The Board of Directors adopted the 2007 Plan on December 13, 2006, subject to the approval of the Company’s shareholders. The 2007 Plan amends and restates the American Electric Power System Senior Officer Annual Incentive Compensation Plan dated January 1, 1997 (the “Existing Plan”).

You are being asked to approve the adoption of the 2007 Plan in order to preserve the Company’s federal income tax deduction when payments are made to certain executives based on established performance goals. The Company is seeking to preserve its ability to claim tax deductions for compensation paid to executives to the greatest extent practicable; therefore, the 2007 Plan is intended to comply with the requirements of Code Section 162(m). Code Section 162(m) limits how much the Company can deduct on its federal income tax return for compensation paid in a taxable year to an individual who, on the last day of the fiscal year, was either (i) the chief executive officer or (ii) among the four other highest-compensated executive officers. Compensation that is considered “performance-based compensation” under Code Section 162(m) is not subject to this limit if certain conditions are met. One such condition is that the shareholders initially approve the material terms of the performance goals and re-approve those material terms every five years. Approval of this proposal will ensure that the Company is able to receive tax-deductions for the full amount of performance based compensation paid to officers under the 2007 Plan.

The more significant features of the Annual Plan are described below. This summary is subject, in all respects, to the terms of the Annual Plan, which is attached to this Proxy Statement as Exhibit A.

Administration.    The HR Committee, all of whose members are outside directors, will administer the 2007 Plan. The HR Committee will have the authority to grant awards upon such terms (not inconsistent with the terms of the 2007 Plan) as it considers appropriate. In addition, the HR Committee will have complete authority to interpret all provisions of the 2007 Plan, to adopt, amend and rescind rules and regulations pertaining to the administration of the 2007 Plan and to make all other determinations necessary or advisable for the administration of the 2007 Plan.

Eligibility.    Any person who, during the term of the 2007 Plan, is a corporate officer of the Company or any subsidiary of the Company is eligible to participate under the 2007 Plan. The HR Committee determines which corporate officers will be participants under the 2007 Plan. The Company anticipates that approximately 8 employees will be eligible to receive awards under the 2007 Plan.

Performance Objectives.    2007 Plan participants will receive awards under the 2007 Plan after the end of a fiscal year if certain specified performance objectives are met during such fiscal year. The performance objectives are set by the HR Committee at the start of each fiscal year and are based on one or more of the following performance criteria: (i) earnings measures: primary earnings per share; fully diluted earnings per share; net income; pre-tax income; operating income; earnings before interest, taxes, depreciation and amortization; net operating profits after taxes; income before income taxes, minority interest and equity earnings; income before discontinued operations, extraordinary items and cumulative effect of accounting changes, or any combination thereof; (ii) expense control: operations & maintenance expense; total expenditures; expense ratios; and expense reduction; (iii) customer measures: customer satisfaction; service cost; service levels; responsiveness; bad debt collections or losses; and reliability—such as outage frequency, outage duration, and frequency of momentary outages; (iv) safety measures: recordable case rate; severity rate; and vehicle accident rate; (v) diversity measures: minority placement rate and utilization; (vi) environmental measures: emissions; project completion milestones; regulatory/legislative/cost recovery goals; and notices of violation; (vii) revenue measures: revenue and margin; (viii) shareholder return measures: total shareholder return; economic value added; cumulative shareholder value added; return on equity; return on capital; return on assets; dividend payout ratio and cash flow(s)—such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof; (ix) valuation measures: stock price increase; price to book value ratio; and price to earnings ratio; (x) capital and risk measures: debt to equity ratio and dividend payout as percentage of net income; (xi) employee satisfaction; (xii) project measures: completion of key milestones; (xiii) production measures: generating capacity factor; performance against the Institute of Nuclear Power Operation index; generating equivalent availability; heat rates and production cost. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the HR Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Payment of Awards.    All awards under the 2007 Plan for a fiscal year will be paid in cash following the end of such fiscal year. The maximum individual award that can be made under the 2007 Plan for a fiscal year is the lesser of (i) $6,000,000 or (ii) 400% of the corporate officer’s base salary (prior to any deferral elections) as of the date of grant of the award. The HR Committee does not currently intend to grant individual awards that approach the maximum allowable amount, but is asking shareholders to approve the maximum amount to preserve flexibility over the next five years.

Amendment and Termination.    The Company has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the 2007 Plan to the extent permitted by law for whatever reason the Company may deem appropriate; provided, however, that any such amendment which requires approval of the Company’s shareholders in order to maintain the qualification of awards as performance-based compensation pursuant to Code Section 162(m)(4)(C) shall not be made without such approval.

Federal Income Tax Consequences.    All cash awards under the 2007 Plan are taxable to the participant when paid. The 2007 Plan has been designed to comply with Code Section 162(m) such that all awards under the 2007 Plan qualify as performance-based com -

pensation and, therefore, the Company will be entitled to claim a federal income tax deduction for the full amount of any cash award paid under the 2007 Plan.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR this proposal.

Equity Compensation Plan Information

All of AEP’s equity compensation plans (as defined by applicable SEC regulations) have been approved by its shareholders. AEP’s equity compensation plan information as of December 31, 2006 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,670,364	$34.4079	18,585,143
Equity compensation plans not approved by security holders	0	N/A	0
Total	3,670,364	$34.4079	18,585,143

(1)	Consists of shares to be issued upon exercise of outstanding options granted under the Amended and Restated American Electric Power Long-Term Incentive Plan and the CSW 1992 Long-Term Incentive Plan (CSW Plan). The CSW Plan was in effect prior to the consummation of the AEP-CSW merger. All unexercised options granted under the CSW Plan were converted into options to purchase 0.6 AEP common shares, vested on the merger date and will expire ten years after their grant date. No additional options will be issued under the CSW Plan.

3. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

THE AUDIT COMMITTEE has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 24, 2007. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.    Approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or by proxy at the meeting.

Your Board of Directors recommends a vote FOR this proposal.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2006	2005
Audit Fees(1)
Financial Statements	$8,564,000	$8,469,000
Internal Control over Financial reporting	$4,080,000	$4,210,000

Total Audit Fees	$12,644,000	$12,679,000
Audit-Related Fees(2)	$822,000	$581,000
Tax Fees(3)	$703,000	$1,116,000

TOTAL	$14,169,000	$14,376,000

(1)	Audit fees in 2005 and 2006 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 2 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit related fees consisted principally of regulatory and statutory audits and audit-related work in connection with acquisitions and dispositions.
(3)	Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent auditor and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent auditor in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In 2006, all Deloitte & Touche LLP services were pre-approved by the Audit Committee.

Other Business

THE BOARD OF DIRECTORS does not intend to present to the meeting any business other than the election of directors, a proposal to approve the American Electric Power System Senior Officer Incentive Plan and the ratification of the appointment of the independent registered public accounting firm.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the enclosed card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

Overview

The HR Committee administers AEP’s executive officer compensation program. The HR Committee reviews and determines all compensation and significant benefit and perquisite changes for AEP’s executive officers. The HR Committee makes recommendations to the independent board members regarding the compensation of the Chief Executive Officer, and those independent board members approve the CEO’s compensation. That compensation includes:

•	Base salary;

•	AEP’s annual incentive compensation under the Senior Officer Annual Incentive Compensation Plan (SOIP);

•	Long term equity-based compensation under the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP),

•	Benefits; and

•	Perquisites.

The overall compensation philosophy of the HR Committee and of AEP’s management is that total compensation should be tied to individual performance, should be closely linked to AEP’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation should be closely aligned with shareholders’ interests. AEP’s executive compensation programs are therefore designed to:

•	Attract and retain a superb leadership team with a market competitive compensation and benefits program;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•

Maximize shareholder value by emphasizing performance-based compensation over base salary, providing a substantial percentage of total compensation opportunity in the form of stock-based compensation, and requiring our executive officers to meet stock ownership requirements;

•

Support the implementation of the Company’s business strategy by tying annual incentive awards to key operating and strategic objectives, such as safety, improving system reliability and new generation initiatives;

•	Motivate and reward outstanding individual performance and results through annual incentive compensation that varies based on both individual and corporate performance; and

•	Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity that, on average, is equal to the median of AEP’s peer group, which is made up of other utility companies and industrial companies as described below under “Compensation Peer Group.” The HR Committee’s independent compensation consultant, Towers Perrin, participates in HR Committee meetings, assists the HR Committee in developing the compensation program and meets with the HR Committee in executive session during most meetings without management present. See Corporate Governance - Human Resources Committee on page 11 for additional information regarding the independence of Towers Perrin’s advice to the HR Committee.

Compensation Program Design

To meet the above objectives, the HR Committee seeks to establish compensation opportunities that enhance the Company’s ability to attract, retain, reward, motivate and encourage the development of exceptionally knowledgeable, highly qualified and experienced executives and to align the interests of these executives with the long-term interests of the Company’s shareholders. AEP’s compensation program for executive officers includes base salary, annual incentive compensation and long-term incentive compensation (LTI). Annual incentive compensation is generally used to reward the achievement of specific near-term corporate objectives, while LTI compensation is generally used to reward longer-

term strategic objectives and financial objectives. Both short and long-term compensation are linked to the Company’s financial objectives. In 2006, for example, a portion of the annual incentive for executive officers was tied to near-term improvements in the performance of AEP’s distribution system, while funding for the whole annual incentive compensation program was dependent on AEP’s 2006 ongoing earnings per share (EPS) performance. This balanced approach helps ensure that neither operating objectives nor financial objectives will take precedence over the other, since the annual incentive plan only rewards participants when both types of objectives are achieved. For 2007, funding for the annual incentive compensation program will remain dependent on AEP’s ongoing EPS performance relative to AEP’s 2007 earnings guidance, which is currently $2.85 to $3.05 per share.

AEP’s long-term incentive program also provides a retention incentive that fosters management continuity. To accomplish this, the HR Committee made three-year performance unit awards under the LTIP in 2006, and tied the value to AEP’s three-year total shareholder return (TSR) relative to the S&P Utility Index and AEP’s three-year cumulative ongoing EPS.

AEP’s compensation programs are also designed to place a substantial amount of compensation for senior executives at risk in the form of variable incentive compensation instead of fixed or base pay, with much of this risk similar to the risk experienced by other AEP shareholders. For 2006, 81 percent of the total target compensation opportunity for the Chief Executive Officer and at least 68 percent of that for the other executive officers listed in the Summary Compensation Table (Named Executive Officers or NEOs) was at risk in the form of incentive compensation.

The HR Committee also uses “tally sheets” to evaluate the total rewards package for the NEOs. These “tally sheets” include all significant aspects of the total rewards program and illustrate the potential value of all compensation programs under various performance, termination and stock price scenarios.

Compensation Peer Group

The HR Committee annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets from which AEP must compete to attract and retain executives. Towers Perrin annually recommends a peer group to the HR Committee, which is comprised of companies that are comparable in size to AEP in revenues and market capitalization and other factors and for which compensation data is available. The peer group includes an approximately equal balance of utilities and non-utility industrial companies. The HR Committee includes industrial companies outside the utility industry because AEP is larger than most of its energy industry peers and because AEP must compete with non-utility companies to attract and retain executives. The HR Committee annually determines the composition of the peer group to ensure that it provides appropriate compensation comparisons (the Compensation Peer Group). For 2006, the Compensation Peer Group consisted of 14 large and diversified energy services companies, plus 12 Fortune 500 companies shown in the table below.

AEP’s Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)

Centerpoint Energy, Inc.	3M Company

Constellation Energy Group, Inc.	Bristol-Myers Squibb Company

Dominion Resources, Inc.	Caterpillar Inc.

Duke Energy Corporation	CSX Corporation

Edison International	Goodyear Tire & Rubber Company

Entergy Corporation	Northrop Grumman Corporation

Exelon Corporation	PPG Industries, Inc.

FirstEnergy Corp.	Schlumberger N.V.

FPL Group, Inc.	Sunoco, Inc.

PG&E Corporation	Textron Inc.

Public Service Enterprise Group Incorporated	Union Pacific Corporation

The Southern Company	Weyerhaeuser company

TXU Corp

Xcel Energy

Towers Perrin provides market information and analyses of compensation programs of companies in the Compensation Peer Group. The HR Committee generally uses the median value of compensation paid by the Compensation Peer Group as its benchmark but occasionally considers other comparisons, such as alternative percentile benchmarks and industry-specific compensation surveys, when evaluating compensation.

Executive Compensation Program Detail

The elements of AEP’s executive compensation program are base salary, annual incentive compensation, long-term incentive compensation, health and welfare benefits, retirement benefits and perquisites. AEP also maintains a deferred compensation program that is designed to provide executives with an income tax deferral option that provides market-based rates of return on their deferred balances.

Base Salary.    AEP pays base salaries to provide a market-competitive and consistent source of income to executives. In the event of a performance downturn that reduces or eliminates incentive award payouts, base salaries would be the primary source of pay for AEP executives. When determining executive base salaries, the HR Committee considers:

•	Sustained individual performance;

•

The impact that any change in base salary may have on (i) other pay elements, such as annual incentive compensation and (ii) the competitiveness of the executive’s total cash compensation (TCC) and total direct compensation (TDC). (TCC consists of base salary and annual incentive compensation and TDC consists of TCC plus long-term incentive compensation);

•	The responsibilities and experience of each executive officer;

•	Reporting relationships;

•	Supervisor recommendations;

•	Pay history; and

•	The relationship of the base salary of the CEO to the base salaries of other AEP executive officers.

The CEO recommends base salaries for executive officers, other than himself, to the HR Committee. The HR Committee recommends the base salary for the CEO. The HR Committee generally targets TCC at the median of AEP’s Compensation Peer Group, rather than considering base salary independently of annual incentive compensation.

Annual Incentive Compensation.    The primary purpose of AEP’s annual incentive compensation is to motivate senior management to meet and exceed annual objectives that are part of the Company’s strategic plan. AEP maintains the Senior Officer Annual Incentive Compensation Plan (SOIP) for this purpose. The SOIP supports a pay-for-performance culture by providing greater rewards to the highest performing executives. On or before the end of the third month of each year, the HR Committee establishes operating performance measures for the SOIP. After the end of each year, the HR Committee reviews and certifies performance and the resulting score for each of these performance measures. Funding for the 2006 SOIP was contingent on meeting minimum ongoing EPS requirements set by the HR Committee and the Board, such that no awards would have been paid unless the Company met a minimum ongoing EPS threshold. For 2006, possible EPS scores ranged from 0% at the low point of AEP’s earnings guidance to 200% at the high point of AEP’s earnings guidance.

In 2006, AEP produced ongoing EPS of $2.77, which was in the higher end of our 2006 earnings guidance range of $2.50 to $2.80 per share. This resulted in an EPS Score of 184.9% for 2006. For 2006, ongoing EPS differed from earnings per share reported in AEP’s financial statements principally due to an impairment for a disposition and discontinued operations. (See our Form 8-K filed on January 30, 2007 announcing 2006 fourth quarter and year-end earnings for a reconciliation of on-going and reported EPS.) The EPS score establishes the total funding available each year for cash bonuses payable out of all of the AEP business unit incentive plans, including the SOIP. The total target funding is then multiplied by the EPS Score (184.9%) to determine the total dollars available for incentive awards. This amount is then reduced to the extent that any groups would receive more funding than the 200% of target maximum level.

To determine the funding available for annual incentive awards at the business unit or group level, including for the SOIP participants, the combined operating performance scores for all business units and groups are averaged to create a par score for the year.

Consistent with AEP’s philosophy of rewarding performance, the EPS Modifier allocates the available funding to each group in accordance with their combined operating performance score relative to par. Thus, business units and groups with above average scores receive a higher final composite score than the EPS score, and groups with below average scores receive a lower final composite score than the EPS score. Each group’s final composite score is then multiplied by their target funding level to determine their annual incentive funding for the year. This process resulted in a final composite SOIP score of 151.6% for 2006 (105.8% combined operating performance score times 143.3% EPS Modifier score).

For 2006, an SOIP funding pool was created by multiplying the target funding pool by the composite score. The HR Committee retained both positive and negative discretion over all SOIP performance measure results and individual awards to help ensure that awards were aligned with performance results. Individual SOIP awards for senior officers, other than the CEO, are determined by the HR Committee, based in part on the CEO’s assessment of the individual’s performance and contribution to strategic goals. The HR Committee annually conducts a confidential CEO Leadership Assessment to gather input about the CEO’s performance from members of the Board of Directors, senior AEP management, AEP’s outside auditor and other people who frequently interact with the CEO. The SOIP award for the CEO is determined by the independent members of the Board of Directors, based in part on the recommendation of the HR Committee.

The HR Committee established the following performance measures for the 2006 SOIP, each of which had minimum and maximum scores of 0% and 200% of target, respectively:

2006 SOIP Performance Measures

Performance Category	Weight	2006 Score
Safety performance
Recordable Case Rate	10%	200.0%
Severity Rate	15%	200.0%
Any fatality reduces overall safety score to zero		times 0%
Safety Performance	25%	0%
Operations Performance
Wires Reliability	7%	200.0%
Generating Plant Availability	9%	26.0%
Environmental	9%	85.0%
Operating Performance	25%	96.0%
Regulatory Performance	25%	175.0%
Strategic Initiatives
Workforce Diversity	5%	162.0%
New Generation	10%	100.0%
Texas Generating Asset Securitization	10%	200.0%
Strategic Initiative Performance	25%	152.4%
Combined Operating Performance Score	100%	105.8%
Funding Calculation
Ongoing Earnings Per Share		184.9%
Average Operating Performance Score (AOPS)		129.0%
EPS Modifier (EPS Score ÷ AOPS Score)		143.3%
Final Composite Score (Operating Performance Score × EPS Modifier)		151.6%

Maintaining the safety of AEP employees, customers and the general public is always the primary consideration, and safety is an AEP core value. 25% of our operating objectives for 2006 was tied to reducing accidents and the severity of injuries across the AEP system. The frequency and severity of on-the-job injury accidents were substantially improved from the prior year. However, the Company experienced one worker fatality during the year, which reduced the score for this category to zero.

The SOIP also ties 25% of the potential annual incentive award to the operating performance of our assets. This component measures the reliability of our wires assets, the availability of our generating plants and environmental performance across the AEP system. AEP achieved approximately target results for 2006 operating performance due to strong wires reliability performance and below target results for the other performance measures.

AEP’s business plan calls for extensive capital investment in environmental equipment, new generating units and major transmission lines. Since we must recover these additional costs through rate proceedings, 25% of our 2006 operating performance score was tied to the success of our regulatory proceedings with FERC and with our state public utility commissions. Since we were successful in obtaining recovery in nearly all of our regulatory proceedings, the HR Committee subjectively determined that AEP’s regulatory performance merited a 175% score.

The strategic initiatives category measures AEP’s performance toward (i) improving workforce diversity, (ii) expanding the generating fleet at our subsidiaries, SWEPCO and PSO, as well as the development of IGCC plants in our eastern service territory, and (iii) issuing approximately $1.7 billion of securitized bonds for our stranded costs in Texas. For 2006 AEP achieved a better than target score for its strategic initiatives of 152.4% based on both objective and subjective performance measures.

Annual Incentive Targets.

The HR Committee, in consultation with Towers Perrin and Company management, has established and periodically adjusts the annual incentive targets for all positions by salary grade, including each position held by an NEO. Annual incentive targets are expressed as a percentage of each participant’s base salary and represent the mid-point of the range of each participant’s potential annual incentive opportunity for the year. Actual awards generally vary from 0% to 200% of the annual incentive target, although awards larger than 200% can be approved for NEOs on an exception basis by the HR Committee. In setting annual incentive targets, the Company and the HR Committee consider market survey information showing:

•	The competitiveness of AEP’s annual incentive compensation targets, TCC and TDC relative to the Compensation Peer Group;

•	Median annual incentive targets for a broad sample of U.S. companies by salary level;

•	AEP’s progression of incentive targets by salary grade; and

•	The expense implications of any changes.

For 2006 and 2007 the HR Committee established the following annual SOIP target opportunities for the NEOs:

•	110 percent of base salary for Mr. Morris;

•	65 percent of base salary for Ms. Tomasky and Mr. English; and

•	60 percent of base salary for all other NEOs.

The annual incentive target opportunity is converted to a dollar value target by multiplying each participant’s target percentage by his or her actual base salary for the year. These targets are then multiplied by the final composite score to calculate an initial award for each participant. The sum of all initial awards creates an annual incentive funding pool for each group and for the Company as a whole.

In keeping with the Company’s pay for performance philosophy, the HR Committee awarded annual incentive compensation for 2006 that generally varied both above and be -

low the initial (calculated) award for each NEO based on a subjective assessment of their individual performance for the year. The independent members of the Board also awarded Mr. Morris annual incentive compensation for 2006 that was approximately 10% higher than his initial (calculated) award based on their assessment of his individual performance during 2006. In total, AEP’s annual incentive awards were slightly less than the overall funding pool available for 2006. The actual annual incentive compensation earned for 2006 by the NEOs is shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table on page 36.

Long-Term Incentive Compensation.    AEP uses equity-based awards in its long-term incentive program to motivate AEP management to maximize shareholder value by linking a substantial portion of compensation directly to shareholder return. These awards also help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large amount of long-term investment required in the utility industry. In addition, the vesting requirements on these awards are a retention incentive that helps reduce executive turnover and maintain consistent management.

AEP annually reviews the mix of base salary, annual incentives and LTI that it provides to executives and targets this mix to the median for similar positions in AEP’s Compensation Peer Group. Consistent with AEP’s Compensation Peer Group, more than 60% of the target compensation opportunity for the CEO and between 48% and 55% of that for the other NEOs is in the form of LTI compensation. The HR Committee does not consider any executive’s current AEP stock holding to be so large as to warrant the reduction or elimination of AEP’s regular long-term incentive opportunity.

AEP also annually reviews the mix of LTI compensation it provides its executives. December 2003 was the last time the HR Committee granted stock options as part of its long-term incentive mix. Since then, the HR Committee has used only performance units for regular LTI awards. The HR Committee eliminated the regular use of stock options in favor of performance units because of employee, investor and public concerns about options that diminished their perceived value to employees and their effectiveness as a compensation tool. In addition, FAS 123R eliminated the preferential accounting treatment for stock options.

Our internal audit function completed a review of our stock option grant practices in 2006. The review was initiated as a matter of prudence resulting from our desire to ensure we had not engaged in the kinds of practices that have received adverse publicity and resulted in investigations of other companies. Our internal auditors found no indication of backdating or special option grant timing.

The HR Committee grants nearly all LTI awards on a fixed annual cycle that currently takes place at its regularly scheduled December meeting following its annual executive compensation review. It is a long-standing HR Committee practice to consider the impact of any recent and upcoming Company announcements and financial disclosures that have or may materially influence AEP’s share price, as well as the grant date share price itself, when making LTI awards.

The HR Committee also periodically grants restricted stock unit awards (RSUs) with long-term vesting for one-time events such as new hires, retention agreements or in connection with accomplishments on unique special projects, such as the engineering and construction of IGCC generating plants.

When determining the size of LTI awards, the HR Committee first establishes award guidelines for each executive salary grade. The HR Committee bases these guidelines on total direct compensation practices for similar positions in AEP’s Compensation Peer Group as well as typical LTI levels expressed as a percent of base salary from other survey sources. When determining individual LTI awards, the HR Committee considers the manager’s award recommendations, peer group compensation for similar positions, individual performance, future potential and other factors, all within the context of an overall award budget. When determining LTI awards for the CEO, the independent members of the Board consider the HR Committee’s award recommendation for the CEO and Company performance, in addition to the factors listed above. The HR Committee also considers the value of all other types of compensation when establishing LTI award targets for NEOs.

Performance Units

Currently, it is the HR Committee’s practice to grant LTI awards annually in the form of performance units with a three calendar year performance and vesting period. For 2006, performance units were the only type of LTI awarded to executive officers.

The HR Committee granted performance unit awards, effective January 1, 2006, as follows:

Name	Number of Performance Units Granted
Mr. Morris	135,000
Ms. Koeppel	18,700
Ms. Tomasky	32,970
Mr. English	34,440
Mr. Powers	24,600
Mr. Hagan	18,700
Mr. Keane	20,170

These performance units were granted for the three-year performance period consisting of 2006, 2007 and 2008 and generally vest, subject to the participant’s continued employment, at the end of the performance period. Dividends are reinvested in additional performance units. The performance unit awards for the 2006-2008 performance period may be earned subject to two independent and equally weighted performance measures:

•	Three-year total shareholder return (TSR) measured relative to the S&P Utilities Index; and

•	Three-year cumulative ongoing earnings per share (EPS) measured relative to a Board-approved target.

The threshold (0% payout), target (100% payout) and maximum (200% payout) for the relative TSR performance measure were set at the 20th percentile, 50th percentile and 80th percentile of the S&P Utility Index, respectively. The threshold (25% payout), target (100% payout) and maximum (200% payout) for the cumulative EPS performance measure were set at 92% of target, 100% of target, and 108% of target, respectively. The HR Committee established the three-year cumulative EPS target at the midpoint of AEP’s strategic planning target of $7.92 as of December 2005. The scores for these performance measures determine the percentage of the performance units outstanding at the end of the performance period that are earned and can range from zero percent to 200 percent. The value of each performance unit that is earned is based on the average closing price of AEP common stock for the last 20 days of the performance period.

Executives’ earned performance unit awards are deferred mandatorily into AEP Career Shares in AEP’s Stock Ownership Requirement Plan unless the participant has met all of his or her stock ownership requirements. The amounts that are deferred into AEP Career Shares are not paid until after the participant’s termination of employment. See Stock Ownership Guidelines on page 33 for further details. Once executives reach their respective stock ownership requirement, they receive subsequently earned awards in cash, or at the participant’s election, AEP common stock. Participants may also elect to voluntarily defer receipt of earned performance unit awards into AEP’s Incentive Compensation Deferral Plan (ICDP).

Restricted Stock and Restricted Stock Units (RSUs)

AEP primarily issues restricted stock and RSUs as a special reward for key contributors; as a long-term retention incentive; or as a signing bonus that often is, at least in part, a buyout of compensation and benefits from a prior employer that they forfeit to accept AEP’s employment offer. The Company and the HR Committee believe that using restricted stock or RSUs in such situations in lieu of cash ties the value of such compensation to AEP’s long-term share price performance and helps motivate the recipient to act in the interests of shareholders. The HR Committee generally ties vesting to continued employment over three or more years to provide a retention incentive that helps reduce executive turnover and provide consistent management.

The HR Committee generally considers grants of restricted stock and RSUs to be one-time events for special circumstances and generally does not consider the value of such awards to be an ongoing element of executive pay.

One-Time Restricted Stock/Unit Grants

Name	Grant Date	Number of Restricted Shares or Units Granted(1)		Vesting Schedule(2)	Reason Granted
Mr. Morris	January 1, 2004	100,000	(3)	50% on January 1, 2005 50% on January 1, 2006	Granted pursuant to employment agreement as a signing bonus.

	January 1, 2004	200,000	(3)	33.3% on November 30, 2009 33.3% on November 30, 2010 33.3% on November 30, 2011	Granted pursuant to employment agreement as a replacement for certain long-term compensation from his prior employer that he forfeited.

	February 22, 2005	5,000		33.3% on February 22, 2006 33.3% on February 22, 2007 33.3% on February 22, 2008	Granted as part of 2004 annual incentive award.

Mr. English	August 2, 2004	30,000		33.3% on August 2, 2005 33.3% on August 2, 2006 33.3% on August 2, 2007	Granted pursuant to employment agreement both as a replacement for certain long-term compensation from his prior employer that he forfeited and as a retention incentive

Mr. Keane	July 1, 2004	15,000		33.3% on July 1, 2005 33.3% on July 1, 2006 33.3% on July 1, 2007	Granted pursuant to employment agreement as a retention incentive

(1)	Dividends on AEP’s restricted stock units are mandatorily reinvested in additional units using the closing price of AEP common stock on the dividend payment date. Additional restricted stock units that result from the reinvestment of dividends vest, subject to the participant’s continued employment, on the last vesting date associated with the underlying award.
(2)	All vesting is subject to the participant’s continued employment through the vesting date.
(3)	These are restricted share awards that include dividend and voting rights, but the shares themselves cannot be sold, transferred, pledged or otherwise encumbered until they vest. Dividends on these restricted shares are paid in cash.

The restricted shares granted to Mr. Morris upon his hire were negotiated as part of his employment agreement. These restricted share awards were reasonable, appropriate and necessary in order to ensure his hire, provide a timely and successful CEO transition, and to motivate Mr. Morris to vigorously pursue the interests of shareholders. The 200,000 restricted shares that have not yet vested are included in the Number of Shares or Units of Stock That Have Not Vested column in the Outstanding Equity Awards at Fiscal Year-End Table on page 46.

No restricted shares or RSUs were awarded to any NEO in 2006, but the HR Committee did approve RSU awards for other employees and expects to continue to make RSU awards in the future.

Recoupment of Incentive Compensation. Consistent with the requirements of the Sarbanes-Oxley Act, the Board of Directors believes that incentive compensation provided by the Company should be reimbursed to the Company if, in the Board’s view:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected;

•	The officer from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction; and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

Therefore, the Board adopted a policy at its February 2007 meeting, and the HR Committee directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for and preserves the Company’s ability to obtain such reimbursement if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case.

Change In Control Agreements.    The Company and the HR Committee believe that the interests of shareholders are best served when the interests of executive management are aligned with them. Therefore, the Company provides Change In Control Agreements to help align the interests of executive management with shareholders by mitigating the financial impact to executives if their employment is terminated as a result of a change in control. These Change In Control Agreements are common among our Compensation Peer group. We believe that these Change In Control Agreements reduce any reluctance on the part of management to pursue large business combinations that may be in the best interests of shareholders. AEP’s agreements require a “double trigger” – a Change In Control accompanied by an involuntary termination or constructive termination within two years.

In response to a shareholder proposal that was approved at the 2004 Annual meeting, the Board adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the NEO’s salary plus bonus.

Benefits.    The Company and the HR Committee consider benefit changes in the context of AEP’s total compensation and benefits program. The Company and the HR Committee also consider benefit trends among large utility and U.S. industrial companies as well as emerging best practices. The HR Committee considers the value of benefits within the context of total compensation for each NEO as part of its annual review of tally sheets. The HR Committee periodically reviews the value and composition of non-contractual benefits provided to executives and other employees within the constraints of applicable law, such as ERISA, and makes adjustments as needed.

AEP generally provides the same health and welfare benefits to executives as it provides to other employees, including:

•	Subsidized medical and dental benefit options;

•	Subsidized retiree medical and dental benefit options, subject to eligibility requirements;

•	Basic employee life insurance (two times salary);

•	Basic accidental death and disability insurance (two times salary);

•	Sick leave;

•	Long-term disability benefits; and

•	Personal days off (3 days).

AEP also provides executive officers with either four or five weeks of paid vacation, depending on officer level. The Company believes that these are all reasonable and appropriate benefits for executive officers.

Our executives participate in the same pension and savings plans as other eligible employees. These include tax-qualified and non-qualified defined contribution and defined benefit plans. AEP’s non-qualified retirement benefit plans are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans if not for the limits imposed by the Internal Revenue Code (IRC) on those tax-qualified plans. As a result, the combined plans allow the eligible employees to accumulate an appropriate level of replacement income upon retirement.

The HR Committee recognizes that non-qualified retirement programs, such as AEP’s, result in the deferral of an income tax deduction for the Company equal to the value credited to participant accounts until such benefits are paid. The HR Committee chooses to provide these supplemental benefits both because it believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees receive and because such benefits are part of a market competitive benefits program.

The non-qualified defined contribution plans (described in greater detail following the Non-Qualified Deferred Compensation Table on page 54) provide participants an income tax deferral opportunity (and related Company matching contributions) and market-based investment options identical to those offered in AEP’s tax-qualified Retirement Savings Plan. The nonqualified Supplemental Retirement Savings Plan also offers an Interest Bearing Account investment option, which provides an earnings rate equal to 120% of the Applicable Federal Rate (5.61% for 2006), which is not available through the qualified Retirement Savings Plan. The Company believes that the return provided through the Interest Bearing Account option represents a reasonable market-based interest rate.

AEP also uses the nonqualified plans to provide market-based benefit enhancements and contractual benefits to its executives that cannot be provided under the tax-qualified plans, including the final average pay formula of the nonqualified American Electric Power System Excess Benefit Plan (the AEP Supplemental Benefit Plan) takes both base salary and annual incentive compensation into account, while that formula in the qualified American Electric Power System Retirement Plan (the AEP Retirement Plan) takes into account only base salary.

These particular enhancements are not available to new hires. Eligibility for the final average pay formula under the AEP Plans and the CSW SERP was frozen at the end of 2000, and all new hires on or after January 1, 2001 are eligible to participate only in the cash balance formula of the AEP Retirement and AEP Supplemental Benefit Plans.

The Company and the HR Committee believe that AEP’s continued use of its qualified and nonqualified retirement plans (including the enhancements offered through the nonqualified plans) is consistent with competitive practice and necessary to attract and retain essential executive talent.

The HR Committee does, however, put upper limits on these plans because it believes that compensation above these limits should not be further enhanced by including it in retirement benefit calculations. Therefore,

•	LTI compensation is not considered to be eligible compensation for the determination of benefits under any of AEP’s benefit plans;

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary; and

•	Eligible compensation is also limited to $2 million under the nonqualified American Electric Power Supplemental Retirement Savings Plan (SRSP).

The non-qualified plans allow AEP flexibility to structure individualized benefit packages that help in recruiting and retaining key executives. For example, pursuant to Mr. Morris’ employment agreement, AEP provided an opening cash balance account credit of $2,100,000 and continuing company credits at the maximum rate permitted under the AEP Supplemental Benefit Plan regardless of the age and service requirements that otherwise would have applied under the qualified plan.

In 2006, AEP formally documented its AEP Stock Ownership Requirement Plan, the primary purpose of which is to provide stock and stock equivalent deferrals that facilitate senior executives in satisfying their minimum stock ownership requirements. By documenting this plan, the Company intends to assure compliance with the requirements of IRC section 409A. See Stock Ownership Guidelines below for more information on the AEP Stock Ownership Requirement Plan.

AEP provides group term life insurance benefits to its NEOs in the amount of two times their base salary, which is consistent with the term life insurance coverage provided to other employees. Mr. Hagan has been grandfathered under a discontinued split-dollar life insurance program, in lieu of the term insurance. Under the split dollar insurance program, AEP will provide a paid-up life insurance policy to those eligible participants who contribute toward their policy for at least 15 years. AEP is continuing this insurance benefit for participants who were at least age 55 with five years of service as of February 28, 2003, due to concerns about the ability of older participants to replace this insurance coverage economically and to honor the commitment made to these participants. AEP is not currently making premium contributions to Mr. Hagan’s policy because of AEP’s concern that such payments may be construed as a loan that is prohibited under the Sarbanes-Oxley Act. However, the Company intends to fulfill its commitment to Mr. Hagan under that program once Mr. Hagan is no longer an executive officer.

In addition to the life insurance benefit provided to the other NEOs, Mr. Morris’ employment agreement stipulates that AEP will provide him a cash value life insurance policy with a face value of $3,000,000, along with a tax gross-up for the imputed income on this policy. Mr. Morris also receives accidental death benefit coverage consistent with that provided to the non-executive members of the AEP Board of Directors.

Perquisites.    AEP generally provides perquisites that help executives conduct AEP business. The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of corporate resources. The HR Committee also reviews the value of perquisites provided to each NEO, in the context of total compensation, as part of its annual review of tally sheets. The incremental cost to AEP of perquisites provided to the NEOs is included in the Summary Compensation Table on page 36.

AEP provides country club and dining club memberships to executives who use such memberships for business entertainment purposes because the HR Committee believes such business entertainment is valuable for the Company. The Company reimburses executives for business expenses, initiation fees, assessments and dues incurred at these clubs. AEP provides a gross-up to executives for the tax withholding on the initiation fees and certain assessments.

For executives who relocate to accept an AEP position, AEP provides relocation assistance that includes travel costs, costs associated with the purchase and sale of a home, fixed payment associated with miscellaneous relocation expenses, limited temporary living expenses and gross-up for taxes on these amounts. AEP’s relocation package is intended to offset nearly all of the cost of a move for AEP executives. It is market competitive and is necessary to obtain high quality new hires and internal candidates for such assignments.

AEP also offers executives the following services:

•

Independent financial counseling and tax preparation services. The vendors that provide these services are familiar with AEP’s executive benefits program and they provide executives with information about these benefits and how to optimize their use of them. Consistent with the auditor independence requirements of the Sarbanes-Oxley Act, the Company does not allow its external auditor to provide these services.

•

The Company also allows the CEO and other members of AEP’s Executive Council to use the services of certain Company employees for incidental, infrequent and occasional personal reasons, such as picking up personal mail and overseeing the executive’s residence while deliveries and repairs are made when the executive is not at home. The Company also provides a tax gross-up for imputed income on the use of such services.

•	AEP also allows executives to use the executive dining room for personal reasons.

Income is imputed to executives and taxes are withheld for financial counseling and tax preparation services, personal use of the executive dining room and expenses associated with personal services provided by Company personnel.

The Company provides personal use of corporate aircraft to executives, primarily Mr. Morris, subject to aircraft availability. Mr. Morris negotiated to use AEP’s corporate aircraft for personal travel as part of his employment agreement, and he uses this perquisite frequently to travel to and from his homes outside of Ohio. The value of an executive’s personal use of corporate aircraft is imputed as income in accordance with IRS standards and is not grossed-up for taxes.

The Company transports spouses of executives to business meetings that spouses are invited to attend. The HR Committee believes that such travel is a necessary business expense and, therefore, we provide a gross-up to executives on the taxes associated with such spousal travel. The Company does not gross-up imputed income for spouses traveling to personal destinations.

Stock Ownership Guidelines

The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and further encourages long-term management strategies for the benefit of shareholders. Therefore, the HR Committee requires senior executives to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership levels for each salary grade and periodically adjusts these levels. AEP’s minimum ownership levels are directly related to the executive’s salary grade, with the largest requirement assigned to the CEO. Executives generally are expected to achieve their required stock ownership level within five years of the date it is assigned. Due to changes in the ownership levels and promotions, executives may have multiple stock ownership requirements that they are expected to achieve within five years of the date each was assigned.

AEP’s stock ownership requirements were originally targeted at three times base salary for the CEO and two to two and a half times base salary for the other named executive officers, but these multiples have increased over time with AEP’s stock price growth. The HR Committee believes that its stock ownership requirements are consistent with best practices and in line with the stock ownership requirements maintained by the companies in AEP’s Compensation Peer Group that have such requirements. The highest minimum stock ownership requirement assigned to each of the NEOs is shown in the table below.

Name	Highest Minimum Stock Ownership Requirement (Shares)	AEP Stock and Share Equivalent Holdings on January 1, 2007(1)
Mr. Morris	109,300	450,506
Ms. Koeppel	35,300	33,884
Ms. Tomasky	52,700	45,382
Mr. English	52,700	25,961
Mr. Powers	35,300	35,302
Mr. Hagan	35,300	45,179
Mr. Keane	29,900	12,978

(1)	Includes unvested shares.

Performance units that are earned are mandatorily deferred into AEP Career Shares for participants who have not met all of their minimum stock ownership requirements. Participants are required to hold AEP Career Shares until after their AEP employment ends. In addition, executives that have not met a minimum stock ownership requirement within the specified interval will be subject to (i) required deferral of 50% of their annual incentive compensation into AEP Career Shares and (ii) required retention of all AEP shares realized through AEP stock option exercises, except an amount equal to the exercise costs and tax withholding, until the minimum stock ownership requirement has been satisfied.

In addition to AEP Career Shares, executives may satisfy their minimum stock ownership requirements with personal AEP stock holdings owned directly or in the AEP Stock Fund option under the qualified AEP System Retirement Savings Plan, as well as stock equivalents held in the AEP Stock Fund option under the AEP Supplemental Retirement Savings Plan and the AEP Incentive Compensation Deferral Plan.

Messrs. Morris, Hagan and Powers have satisfied all of their stock ownership requirements. Ms. Koeppel has met the stock ownership requirement assigned to her in January 2004 and is on track to reach the stock ownership requirement assigned to her in January 2005. Ms. Tomasky has satisfied two of her previously assigned stock ownership requirements and is on track to meet the ownership requirement assigned to her in January 2005. Messrs. English and Keane are also on track to meet the stock ownership requirement assigned to them in 2005, which is the only such requirement they have been assigned.

The Company maintains an insider trading policy that prohibits directors and officers from directly hedging their AEP stock holdings through short sales and the use of options, warrants, put and calls or similar instruments. The Company is unaware of any executive who has attempted to directly or indirectly hedge the economic risk associated with a minimum stock ownership requirement. In addition, the Company and the HR Committee are not aware of any NEO who has pledged or otherwise encumbered their shares of AEP stock.

Tax Considerations

Section 162(m) of the IRC limits the deductibility for the Company of compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next four highest paid executive officers named in the Summary Compensation Table. The HR Committee considers the limits imposed by Section 162(m) when designing compensation programs for the Company and its NEOs. Performance units and stock options issued under the Amended and Restated American Electric Power System Long-Term Incentive Plan have been structured to be exempt from the deduction limit because they are made pursuant to a shareholder-approved, performance-driven plan. Our restricted shares and restricted stock units are not tax deductible under Section 162(m). Annual incentive awards under the SOIP for 2006, although performance based, are not eligible for the exemption because the SOIP has not been designed or implemented in a manner that would comply with the requirements of Section 162(m).

However, the Board has adopted a restatement of the Senior Officer Incentive Plan (2007 SOIP), subject to shareholder approval at the Annual Meeting, which would permit awards paid under the 2007 SOIP to qualify as performance-based compensation that is exempt from the limitations of IRC Section 162(m). The HR Committee intends that awards under the 2007 SOIP will use a funding approach that will provide the HR Committee with sufficient flexibility to award appropriate incentives to the participating executives while allowing the Company to take a tax deduction for the annual incentive compensation paid, even if a participant’s total compensation exceeds $1,000,000. The Company’s management and Board recommend that shareholders approve the 2007 SOIP at the Annual Meeting. The HR Committee intends to continue to consider the effect of Section 162(m) in its executive compensation decisions and in evaluating AEP’s executive compensation programs.

Human Resources Committee Report

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and the Company’s proxy statement to be filed in connection with the Company’s 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

Human Resources Committee Members

Donald M. Carlton

Ralph D. Crosby, Jr.

John P. DesBarres, Chair

Robert W. Fri

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non- Equity Incentive Plan Compen- sation ($)(3) (g)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4) (h)	All Other Compen- sation ($)(5) (i)	Total ($) (j)
Michael G. Morris — Chairman of the board, president and chief executive officer of AEP and the Service Corporation	2006	$1,200,000	$—	$9,816,570	$100,327	$2,200,000	$229,096	$676,014	$14,222,007

Holly K. Koeppel — Executive vice president and chief financial officer of the Company; executive vice president, chief financial officer and director of the Service Corporation	2006	440,000	10,000	1,395,396	14,640	415,000	233,832	60,886	2,569,754

Susan Tomasky — Executive vice president and former chief financial officer of the Company; executive vice president and director of the Service Corporation	2006	500,000	10,000	2,029,035	14,640	450,000	411,250	65,473	3,480,398

Carl L. English — President-AEP Utilities of the Company; president-AEP Utilities and director of the Service Corporation	2006	500,000	10,000	1,613,224	—	510,000	81,899	73,979	2,789,102

Robert P. Powers — Executive vice president of the Company; executive vice president-AEP Utilities East and director of the Service Corporation	2006	475,000	—	1,546,591	14,640	431,200	391,032	80,341	2,938,804

Thomas M. Hagan — Executive vice president of the Company; executive vice president-AEP Utilities West and director of the Service Corporation	2006	440,000	10,000	1,356,676	14,640	409,400	161,781	56,749	2,449,246

John B. Keane — Senior vice president, general counsel and secretary of the Company; senior vice president, general counsel and director of the Service Corporation	2006	400,000	—	869,098	—	375,000	67,796	31,814	1,743,708

(1)	The amounts reported in this column are the amounts recognized in our financial statements for 2006 pursuant to FASB 123R and includes amounts for performance unit awards granted in 2003, 2005 and 2006, and, for certain NEOs, amounts for restricted stock and restricted stock units granted in 2004 and 2005. Some of these awards were granted upon the NEO’s hire as a signing bonus or as a replacement for certain long-term compensation that the NEO forfeited from a prior employer. See Note 16 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these awards, see the One-Time Restricted Stock/Unit Grants Table on page 29, the Grants of Plan-Based Awards Table on page 40, the Outstanding Equity Awards at Fiscal Year-End Table on page 46 and the Option Exercises and Stock Vested Table on page 48.

(2)	We did not grant any stock options in 2006. The amounts reported in this column are the amounts recognized in our financial statements for 2006 pursuant to FASB 123R for stock options granted in prior years. See Note 16 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. For further information on these stock options, see the Outstanding Equity Awards at Fiscal Year-End Table on page 46 and the Option Exercises and Stock Vested Table on page 48.

(3)	The amounts shown in this column are payments made under the SOIP. At the outset of each year, the HR Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent executive officers will receive payments under the SOIP. For 2006, the HR Committee selected earnings per share and other measures as the performance criteria. For further information on these payments, see the discussion under Compensation Discussion and Analysis.

(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the NEO’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. No NEO received preferential or above-market earnings on deferred compensation. See detailed discussion of Pension Benefits on page 49 and Note 9 to the Consolidated Financial Statements included in our Form 10K for the year ended December 31, 2006 for a discussion of the relevant assumptions.

(5)	A detailed breakout of the amounts shown in the All Other Compensation column is shown below. These amounts include subsidiary director fees, tax gross-ups, and Company contributions to the Company’s Retirement Savings Plan and the Company’s Supplemental Retirement Savings Plan. This column also includes $141,403 of premiums for life insurance that the Company funds on Mr. Morris’ behalf and a tax gross-up payment of $97,858 to Mr. Morris on the value of this benefit. It also includes a proportionate amount of the premium for an accidental death policy that AEP provides to all of its directors.

For Mr. Morris, the amount shown for 2006 includes the aggregate incremental cost associated with his personal use of Company-provided aircraft of $305,676. This amount is calculated based on the variable operating costs to the Company, including fuel costs, trip-related maintenance, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, the lease costs for Company aircraft and the cost of maintenance not related to personal trips, are excluded. For proxy reporting purposes, personal use of corporate aircraft includes use of the aircraft for relocation purposes.

The Company reimburses executives for expenses for spouse travel to events that the Company invited the executive’s spouse to attend. A tax gross-up on the value of such spousal travel in Company aircraft is included under tax gross-ups below.

All Other Compensation

Type	Michael G. Morris	Holly K. Koeppel	Susan Tomasky	Carl L. English	Robert P. Powers	Thomas M. Hagan	John B. Keane
Retirement Savings Plan Match	$7,154	$9,900	$9,900	$9,900	$9,900	$9,450	$9,900
Supplemental Retirement Savings Plan Match	82,846	31,238	38,925	38,925	33,932	31,688	—
Tax Gross-Ups	102,714	1,887	—	1,863	3,837	815	626
Subsidiary Company Directors Fees	17,250	12,200	15,200	11,850	11,850	7,200	16,650
Life Insurance, Including Director Insurance	142,151	—	—	—	—	—	—
Country and Dining Club Dues, Incidentals and Airline Membership Dues	8,340	1,111	1,428	2,991	6,676	1,671	4,638
Financial Counseling and Tax Preparation	8,850	4,550	—	8,450	14,146	5,925	—
Executive Dining Room	—	—	20	—	—	—	—
Personal Use of Company Aircraft	305,676	—	—	—	—	—	—
Personal Services of Employees	1,033	—	—	—	—	—	—

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Grants of Plan Based Awards

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($) (c)	Target(1) ($) (d)	Maximum ($) (e)
Michael G. Morris
2006 SOIP	1/1/2006	$—	$1,320,000	$2,640,000
2006 – 2008 Performance Units	1/1/2006

Holly K. Koeppel
2006 SOIP	1/1/2006	—	264,000	528,000
2006 – 2008 Performance Units	1/1/2006

Susan Tomasky
2006 SOIP	1/1/2006	—	325,000	650,000
2006 – 2008 Performance Units	1/1/2006

Carl L. English
2006 SOIP	1/1/2006	—	325,000	650,000
2006 – 2008 Performance Units	1/1/2006

Robert P. Powers
2006 SOIP	1/1/2006	—	285,000	570,000
2006 – 2008 Performance Units	1/1/2006

Thomas M. Hagan
2006 SOIP	1/1/2006	—	264,000	528,000
2006 – 2008 Performance Units	1/1/2006

John B. Keane
2006 SOIP	1/1/2006	—	240,000	480,000
2006 – 2008 Performance Units	1/1/2006

(1)	Consists of awards under our SOIP. In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	Consists of performance units awarded under our LTIP for the three-year performance period 2006 – 2008. For further information on these awards, see the description under Stock Awards in 2006 on page 43.
(3)	The amounts shown in this column relate to performance share units granted under our LTIP. The amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB 123R. See Note 16 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006.

Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards(3) (l)
Threshold (#) (f)	Target(2) (#) (g)	Maximum (#) (h)

16,875	135,000	270,000	—	—	—	8,486,498

2,338	18,700	37,400	—	—	—	1,175,537

4,121	32,970	65,940	—	—	—	2,072,591

4,305	34,440	68,880	—	—	—	2,165,000

3,075	24,600	49,200	—	—	—	1,546,429

2,338	18,700	37,400	—	—	—	1,175,537

2,521	20,170	40,340	—	—	—	1,267,946

Employment Agreements

The Company entered into an employment agreement (Agreement) with Mr. Morris that became effective January 1, 2004 for a three-year period. The Agreement is automatically renewed for additional one-year periods unless Mr. Morris or the Company takes specific actions to terminate it. The Agreement provides that Mr. Morris receives an initial annual salary of $1,115,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Morris is eligible to receive an annual bonus under the SOIP and his target percentage will be equal to at least 100% of his base salary.

The Agreement awarded Mr. Morris a nonqualified stock option grant for 149,000 shares, a performance unit grant for 119,000 units, 100,000 restricted shares as a bonus and an additional 200,000 restricted shares as a replacement for certain long-term compensation that Mr. Morris forfeited from his prior employer in order to accept employment with the Company. One-half of the restricted shares awarded to Mr. Morris as a bonus (50,000 shares) vested on January 1, 2005 and the remaining 50,000 shares vested on January 1, 2006. The restricted shares awarded to Mr. Morris as a replacement for forfeited compensation will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively.

Mr. Morris may use the Company aircraft for personal use. In accordance with AEP policy, he receives gross-up payments to cover applicable federal, state and local income taxes on the portion of the imputed income associated with travel expenses when his wife accompanies him for business purposes. Mr. Morris is entitled to use memberships sponsored by the Company at local country and luncheon clubs and to participate in the Company’s financial counseling program. During the term of the agreement, the Company provides Mr. Morris with coverage under all employee benefit programs, plans and practices, which the Company makes available to its senior executives, in accordance with the terms of such programs.

The Company purchased a universal life insurance policy for Mr. Morris with a $3 million death benefit, and continues to pay premiums to maintain that policy. Mr. Morris was provided an opening balance in the AEP Supplemental Benefit Plan of $2.1 million, which vests in increments of 20% on each of the first five anniversary dates of his employment. Mr. Morris is credited with the maximum rate permitted under the AEP Supplemental Benefit Plan (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 49. If the Company terminates the Agreement for reasons other than cause, Mr. Morris will receive a severance payment equal to two times his annual base salary.

The Company entered into an employment agreement (English Agreement) with Mr. English that became effective August 2, 2004. The English Agreement provides that Mr. English receives an initial annual salary of $500,000, subject to increase, twenty-five days of vacation annually, and will participate in the annual bonus and long-term incentive plans. Mr. English is eligible to receive an annual bonus under the SOIP, and his target percentage will be equal to at least 65% of his base salary. The English Agreement awarded Mr. English 30,000 restricted stock units. One-third of the restricted stock units awarded to Mr. English (10,000 units) vested on each of August 2, 2005 and August 2, 2006 and the remaining 10,000 restricted stock units will vest on August 2, 2007. Mr. English’s cash balance account under the AEP Supplemental Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 49. If the Company terminates Mr. English’s employment for reasons other than cause before August 2, 2007, Mr. English will receive a severance payment equal to his annual base salary.

The Company entered into an employment agreement (Keane Agreement) with Mr. Keane that became effective July 1, 2004. The Keane Agreement provides that Mr. Keane receives an initial annual salary of $350,000, subject to increase, and will participate in the annual bonus and long-term incentive plans. Mr. Keane is eligible to receive an annual bonus under the SOIP, and his target percentage will be equal to at least 50% of his base salary. The Keane Agreement awarded Mr. Keane 15,000 restricted stock units, one-third of which vested on each of July 1, 2005 and July 1, 2006. The remaining 5,000 restricted stock units will vest on July 1, 2007. Mr. Keane’s cash balance account under the AEP Supplemental Benefit Plan is credited with the maximum rate permitted (currently at 8.5%) on all eligible earnings. For further information, see Pension Benefits on page 49. If the Company terminates Mr. Keane’s employment for reasons other than cause before July 1, 2007, Mr. Keane will receive a severance payment equal to his annual base salary.

Ms. Koeppel, Ms. Tomasky, Mr. Powers and Mr. Hagan each have agreements with the Company, which result in their being credited with 15.25, 20, 17 and 3.92 years, respectively, of additional service under AEP’s pension plans. For further information on these agreements, see the Pension Benefits Table on page 49. In addition to these agreements, each of the NEOs has entered into a Change In Control Agreement with AEP. For further information about these Change In Control Agreements see Potential Payments upon Termination or Change-in-Control on page 57.

Stock Awards In 2006

The executive officers were awarded performance units in January 2006. These performance units were granted for a three-year performance period (2006-2008) and generally vest, subject to the participant’s continued employment, at the end of the performance period. Performance units are equivalent in value to shares of AEP common stock. Dividends are reinvested in additional performance units for the same performance and vesting period using the closing price of AEP common stock on the dividend payment date. The performance units granted in 2006 are subject to two equally weighted performance measures for the three-year performance period 2006-2008. These performance measures are: three-year total shareholder return measured relative to the S&P Utilities Index and three-year cumulative earnings per share measured relative to a Board-approved target. These performance measures are described in detail in the Compensation Discussion and Analysis-

Performance Units on page 28. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. The number of shares shown as the Threshold in column (f) of the Grants of Plan Based Awards table (12.5% of target) represent the average of the 25% of target threshold for the EPS goal and the 0% of target threshold for the TSR goal. The value of each performance unit that is earned equals the average closing price of AEP common stock for the last twenty days of the performance period. The HR Committee may, in its discretion, reduce the number of performance units otherwise earned.

Effective January 1, 2007, the NEOs were also awarded performance units for a three-year performance period (2007-2009) under terms that are otherwise similar to those described above for the 2006-2008 performance period. The 2007-2009 performance units are also subject to two equally weighted performance measures: three-year total shareholder return measured relative to the S&P Utilities Index and three-year cumulative earnings per share measured relative to a Board-approved target. The TSR performance measure for these performance units is identical to that for the 2006-2008 performance period. The threshold (25% payout), target (100% payout) and maximum (200% payout) for the cumulative EPS performance measure were set at 90% of target, 100% of target, and 110% of target, respectively. The HR Committee established the three-year cumulative EPS target at the midpoint of AEP’s strategic planning target of $9.40 as of December 2006.

2006 Non-Equity Incentive Compensation.    SOIP participants are assigned an annual target award expressed as a percentage of base earnings for the period. For 2006, the HR Committee established the annual SOIP target awards at 110% of salary for Mr. Morris; 65% for Ms. Tomasky and Mr. English; and 60% of salary for the other NEOs.

The pre-established SOIP performance measures and scores for 2006 are described in detail in the Compensation Discussion and Analysis section on page 25.

AEP’s 2006 ongoing earnings per share (EPS) of $2.77 exceeded AEP’s ongoing EPS target of $2.60 by 6.5% which produced a score of 184.9%. Combined with strong results on performance measures, this resulted in a composite award score for 2006 of 151.6% of the sum of the target awards for all SOIP participants. SOIP awards for NEOs, except the CEO, were made from the bonus pool created based on this composite award score.

Individual awards for the NEOs, other than the CEO, were determined discretionarily by the HR Committee, based in part on the CEO’s recommendation and his assessment of each executive’s performance and contribution. These awards varied both above and below the initial (calculated) award for each NEO based on a subjective assessment of the individual’s performance for the year.

The SOIP award for the CEO was determined by the independent members of the Board of Directors, based on consideration of many factors including:

•	The HR Committee’s recommendation;

•	The SOIP composite award score;

•	An assessment of the CEO’s performance and leadership during the year; and

•	The amount of annual incentive funding that remained available.

Based on the above factors, the independent members of the Board awarded Mr. Morris annual incentive compensation for 2006 that was approximately 10% higher than his initial (calculated) award.

In total, AEP’s annual incentive awards for 2006 were slightly less than the overall funding pool available for such awards.

The amounts earned for 2006 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 36.

2007 SOIP.    The HR Committee has also recommended that the shareholders approve the 2007 SOIP that will establish an overall formula of maximum awards that can be given to executive officers and permit the deductibility by AEP of such payments over $1 million. The individual maximum award for the 2007 SOIP is $6,000,000 or 400% of the employee’s base salary. At its December 2006 meeting, the HR Committee established a single performance measure to fund the bonus pool for the 2007 SOIP equal to .75% of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes for the year in anticipation of the approval of this plan by shareholders. This funding pool is further allocated to the NEOs as follows:

Name	SOIP Funding Allocation
Mr. Morris	39.2%
Ms. Koeppel	9.6%
Ms. Tomasky	9.6%
Mr. English	9.6%
Mr. Powers	8.5%
Mr. Hagan	7.8%
Mr. Keane	7.1%

The HR Committee may discretionarily award less than the amount of SOIP funding available to each participant based on AEP’s performance relative to performance objectives, individual performance and other qualitative factors. In order to provide better context for this discretionary assessment, the HR Committee established safety, operations, regulatory, strategic initiatives and on-going EPS performance measures for 2007 similar to those established for 2006. The EPS target was set at the mid-point of AEP’s 2007 earnings guidance range as of December 2006 ($2.95). This same EPS target will be used to fund 2007 annual incentive awards for nearly all AEP employees. The HR Committee intends to use these performance measures, among other factors, to assess the degree to which the SOIP funding available for 2007 will be awarded to executive officers as annual incentive compensation for 2007.

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Michael G. Morris	99,332	49,668	—	$30.76	1/2/2014

Holly K. Koeppel	23,700	—	—	$35.625	9/20/2010
	4,666	8,334	—	$27.95	12/10/2013

Susan Tomasky	150,000	—	—	$35.625	9/20/2010
	29,334	—	—	$27.06	9/25/2012
	16,666	8,334	—	$27.95	12/10/2013

Carl L. English	—	—	—	—	—

Robert P. Powers	62,500	—	—	$35.625	9/20/2010
	70,800	—	—	$43.79	10/22/2011
	29,334	—	—	$27.06	9/25/2012
	8,333	8,334	—	$27.95	12/10/2013

Thomas M. Hagan	62,500	—	—	$35.625	9/20/2010
	63,000	—	—	$27.06	9/25/2012
	16,666	8,334	—	$27.95	12/10/2013

John B. Keane	—	—	—	—	—

(1)	Each of these stock options vested on January 1, 2007.
(2)	Mr. Morris has 200,000 restricted shares that he received upon his hire and will vest, subject to his continued employment, in three approximately equal components of 66,666, 66,667 and 66,667 shares on November 30, 2009, November 30, 2010 and November 30, 2011, respectively. Mr. Morris also received 5,000 restricted stock units in February 2005 as part of the 2004 incentive award, 3,334 of which had not vested at December 31, 2006. 1,667 units vested on February 22, 2007 and the remaining units will vest, subject to his continued employment, on February 22, 2008. The amount shown includes reinvested dividends on the restricted stock units.
(3)	This represents the unvested portion of the restricted stock units plus reinvested dividends that Mr. English received upon his hire and will vest, subject to his continued employment, on August 2, 2007.
(4)	This represents the unvested portion of the restricted stock units plus reinvested dividends that Mr. Keane received upon his hire and will vest, subject to his continued employment, on July 1, 2007.
(5)	Consists of the target number of performance units awarded under our LTIP for the three-year performance period 2005 – 2007, and includes additional performance units resulting from reinvested dividends.
(6)	Consists of the target number of performance units awarded under our LTIP for the three-year performance period 2006 – 2008, and includes additional performance units resulting from reinvested dividends.

Stock Awards
Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
203,620	(2)	$8,670,140	162,403	(5)	$6,915,120
			140,578	(6)	5,985,811

—		—	22,953	(5)	977,339
—		—	19,473	(6)	829,160

—		—	40,601	(5)	1,728,791
—		—	34,332	(6)	1,461,857
—		—

12,351	(3)	525,906	36,920	(5)	1,572,054
			35,863	(6)	1,527,047

—		—	24,360	(5)	1,037,249
—		—	25,616	(6)	1,090,729
—		—
—		—

—		—	22,953	(5)	977,339
—		—	19,473	(6)	829,160
—		—

6,174	(4)	262,889	18,947	(5)	806,763
			21,003	(6)	894,308

For further information on of Outstanding Equity Awards see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1)		Value Realized on Vesting ($) (e)(2)
Michael G. Morris	—	—	215,455	(3)	8,910,044
			1,666		60,692
Holly K. Koeppel	50,501	513,822	29,476	(3)	1,255,088
Susan Tomasky	50,000	271,155	29,476	(3)	1,255,088
Carl L. English	—	—	10,000		368,400
Robert P. Powers	—	—	29,476	(3)	1,255,088
Thomas M. Hagan	—	—	29,476	(3)	1,255,088
John B. Keane	—	—	5,000		173,000

(1)	Represents vesting of restricted stock, restricted stock units and performance units under the Company’s LTIP. For Mr. Morris, includes 50,000 shares of restricted stock that vested on January 1, 2006, 1,666 restricted stock units that vested on February 22, 2006 and 165,455 performance units for the performance period that ended December 31, 2004 which vested on December 31, 2006.
(2)	Value shown in this column is computed by multiplying the number of shares by the market value of the shares on the vesting date; however, the actual value realized for the performance units is calculated based on the previous 20-day average closing market price of AEP common stock. For a more detailed discussion of vesting of restricted stock, restricted stock units and performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.
(3)	Performance units for performance period that ended December 31, 2004, vested on December 31, 2006, and were deferred in January 2007 into the Company’s Stock Ownership Requirement Plan, net of performance units that were withheld to pay taxes. That plan is more fully described under the Non-Qualified Deferred Compensation Table on page 54.

Executive officers may only exercise stock options pursuant to AEP’s Insider Trading Policy. In addition, an attorney from AEP’s legal department must approve in advance each sale by an executive officer.

The HR Committee established performance unit targets in December 2003 for the then current members of senior management for a December 10, 2003 through December 31, 2004 performance period. This shortened performance period of slightly more than a year was created by the HR Committee to reserve judgment on long-term strategic goals until after AEP’s CEO transition was complete. The HR Committee established two equally weighted performance measures for this performance period: TSR measured relative to the S&P Utilities Index and 2004 EPS measured relative to a Board-approved target. AEP’s total shareholder return for this performance period was at the 67th percentile of the S&P Utilities Index, which produced a score of 133.2%. AEP’s EPS of $2.33 was 101% of the $2.30 EPS target and resulted in a score of 113.0%. The average of these two scores produced a composite score of 123.1% of the target award. These performance units vested on December 31, 2006.

The vesting of performance units, restricted stock and restricted stock units quantified in columns (d) and (e) are described in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (c)	Present Value of Accumulated Benefits (1) (d)		Payments During Last Fiscal Year (e)
Michael G. Morris	AEP Retirement Plan	3	$41,065		—
	AEP Supplemental Benefit Plan	— (2)	2,749,759		—
Holly K. Koeppel	AEP Retirement Plan	6.5	100,326		—
	AEP Supplemental Benefit Plan	21.75(3)	1,165,318		—
Susan Tomasky	AEP Retirement Plan	8.5	175,006		—
	AEP Supplemental Benefit Plan	28.5 (3)	2,651,642		—
Carl L. English	AEP Retirement Plan	2.5	40,367		—
	AEP Supplemental Benefit Plan	— (2)	110,574		—
Robert P. Powers	AEP Retirement Plan	8.5	163,863		—
	AEP Supplemental Benefit Plan	25.5 (3)	1,805,828		—
Thomas M. Hagan	CSW Cash Balance Plan	26	1,183,042	(4)	—
	CSW SERP	30 (5)	1,825,772	(4)	—
John B. Keane	AEP Retirement Plan	2.5	38,934		—
	AEP Supplemental Benefit Plan	— (2)	84,756		—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2006, and the following assumptions:

•	The NEO survives to his or her assumed retirement age (normal retirement age 65, or, if applicable, such earlier age that unreduced benefits would be payable to the NEO).

•	The NEO retires and commences the payment of benefits as of his or her assumed retirement age.

•

Accrued annual benefits are converted into a lump sum amount as of the NEO’s assumed retirement age, based upon an assumed interest rate of 5.25% and assumed mortality based upon the GAR 1994 Unisex mortality table. That lump sum value is then discounted to present value as of December 31, 2006, based upon an assumed interest rate of 5.75% and mortality based upon the RP2000 mortality table without collar adjustment and without projections for mortality improvement.

•

Because the present value of the accrued benefit may differ depending upon whether the NEO elects a lump sum or annuity form of benefit, the plans assume that 75% of participants elect a lump sum and 25% elect an annuity.

These assumptions are consistent with those used in AEP’s financial statements. The Present Value of Accumulated Benefits with regard to the AEP Supplemental Benefit Plan and the CSW SERP is determined as of December 31, 2006 by reference to the difference between (i) the NEO’s unrestricted benefit earned under that plan, and (ii) the NEO’s benefit earned under the associated tax-qualified plan.

(2)	Mr. Morris, Mr. English and Mr. Keane each has an individual agreement that provides for annual credits at the maximum rate provided (currently 8.5%). If not for their agreements, their combined age and service at December 31, 2006 would have entitled each of them to an annual credit at only 7.0% of eligible pay. Mr. Morris’ agreement further provided him an opening cash balance credit of $2,100,000 as of January 1, 2004. The higher crediting rate and Mr. Morris’ opening cash balance credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $2,408,612, $29,653 and $24,415, respectively.
(3)	Ms. Koeppel, Ms. Tomasky and Mr. Powers each has an individual agreement with AEP that credits them with years of service in addition to their actual years of service with AEP. Their additional years of service credit have augmented the present value of their accumulated benefits under the AEP Supplemental Benefit Plan by $851,899, $1,938,612, and $1,214,749, respectively.

(4)	The Present Value of Accumulated Benefits for Mr. Hagan also is based upon the assumption that the cost of living adjustments applicable to Mr. Hagan’s annuity benefits would be 3% per year.
(5)	Mr. Hagan has an individual agreement under which he is entitled to a retirement benefit that is calculated based upon 30 years of credited service. The additional years of service credit have augmented the present value of his accumulated benefits under the CSW SERP by $401,176.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The tax-qualified plans are the American Electric Power System Retirement Plan (AEP Retirement Plan) and the Central and South West Corporation Cash Balance Retirement Plan (CSW Cash Balance Plan). The nonqualified plans are the American Electric Power System Excess Benefit Plan (AEP Supplemental Benefit Plan) (together with the AEP Retirement Plan, the AEP Plans) and the Central and South West Corporation Special Executive Retirement Plan (CSW SERP) (together with the CSW Cash Balance Plan, the CSW Plans). Each of the nonqualified plans provides (i) benefits that cannot be paid under the respective tax-qualified plans because of maximum limitations imposed on such plans by the IRC and (ii) benefits pursuant to individual agreements with certain of the NEOs. The plans are designed in tandem to provide an appropriate level of income upon retirement.

Each of the NEOs (other than Mr. Hagan) participates in the AEP Plans. The CSW Plans continue as separate plans for those AEP System employees who were participants in the CSW Cash Balance Plan as of December 31, 2000, which includes Mr. Hagan.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan. As a general matter, the benefits that are available under the AEP Retirement Plan are determined by reference to a cash balance formula. In addition, employees who have continuously participated in the AEP Retirement Plan since December 31, 2000 (called “Grandfathered AEP Participants”) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula that was in place before the implementation of the cash balance formula. Of the NEOs who participate in the AEP Retirement Plan, only Holly K. Koeppel, Susan Tomasky, and Robert P. Powers are Grandfathered AEP Participants.

A.	Cash Balance Formula. Under the cash balance formula, each participant has an account established to which dollar amount credits are allocated each year.

1.	Company Credits. Each year, the account of each participant is credited with an amount that is based on a percentage of the participant’s eligible pay. The applicable percentage of eligible pay credited to a participant’s account is determined each year by reference to the participant’s age and years of vesting service as of December 31 of that year. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Eligible Pay.    Eligible pay used to calculate benefits under the cash balance formula is the participant’s salary payable for the current year and annual incentive pay that had been earned for the immediately preceding year. Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2006, the limit was $220,000.

2.	Interest Credits. All amounts in the cash balance accounts earn a fixed rate of interest. The interest rate for a particular year is the Applicable Interest Rate set in accordance with the IRC and is currently the average interest rate on 30-year Treasury securities for the month of November of the prior year. For 2006, the interest rate was 4.73%.

3.	Opening Balance for Grandfathered AEP Participants. When the cash balance formula first took effect as of January 1, 2001, the cash balance accounts of the Grandfathered AEP Participants were credited with the value of their then accrued benefit (taking into account the plan’s early retirement subsidy) plus a transition credit.

B.	Final Average Pay Formula. The Grandfathered AEP Participants also remain eligible for a pension benefit using the final average pay formula that was in place before the implementation of the cash balance formula. Grandfathered AEP Participants will receive their benefits under the formula that provides the higher benefit, given the participant’s choice of the form of benefit (single life annuity, lump sum, etc.).

The formula that is used to calculate the final average pay benefit payable as a single life monthly annuity commencing at the normal retirement age of 65 is (A) the participant’s years of service (maximum 35 years) times the sum of (i) 1.1% of the participant’s high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5% of the amount by which the participant’s High 36 exceeds the participant’s average Social Security covered compensation over the preceding 35 calendar years; plus (B)(i) the participant’s years of service in excess of 35 years (maximum 10 years); times (ii) 1.33% of the participant’s High 36.

As of December 31, 2010, each Grandfathered AEP Participant’s final average pay benefit payable at the participant’s normal retirement age will be frozen and unaffected by the participant’s subsequent service or compensation. After December 31, 2010, each Grandfathered AEP Participant may continue to accrue benefits under the plan’s cash balance formula, and his or her frozen final average pay benefit will be the minimum benefit that he or she will receive from the AEP Retirement Plan.

C.	Vesting. A participant will forfeit all benefits upon his or her termination of employment with the Company unless the participant’s termination occurred upon the participant’s death, disability or after the participant had been credited with at least 5 years of service. As of December 31, 2006, Ms. Tomasky, Ms. Koeppel and Mr. Powers are all vested.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the AEP Retirement Plan (described above) with certain modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay is taken into account in addition to base pay for purposes of the final average pay formula (which only applies to Grandfathered AEP Participants) and (iii) the limitations imposed by the IRS on annual compensation and annual benefits are disregarded. However, the AEP Supplemental Benefit Plan limits the eligible pay taken into account under the cash balance formula to the greater of $1 million or two times the participant’s year-end base pay.

AEP has granted the NEOs additional years of credited service or special credits or crediting rates under the AEP Supplemental Benefit Plan. AEP offers such grants only to certain key employees and only to the extent the HR Committee or the CEO, as appropriate, determines it is necessary to attract or retain the best talent available. As further described under Employment Agreements at page 42,

•

Mr. Morris has an individual agreement with AEP that provides for (1) an opening cash balance account of $2,100,000 as of January 1, 2004 (his employment commencement date); (2) annual credits at the maximum rate provided under the AEP Plans (currently 8.5%); and (3) accelerated vesting at a rate of 20% for each year that he remains employed with AEP.

•	Mr. English and Mr. Keane each has an individual agreement with AEP that provides for annual credits at the maximum rate provided under the AEP Plans (currently 8.5%).

•	Ms. Koeppel and Mr. Powers each has an individual agreement with AEP that credits them with an additional 15.25 and 17 years of service, respectively. Their agreements further provide that their supplemental retirement benefits from AEP (under the AEP Supplemental Benefit Plan) are reduced by their pension entitlements, if any, from plans sponsored by prior employers.

•	Ms. Tomasky has an individual agreement with AEP that credits her with an additional 20 years of service.

The service credit for Ms. Koeppel, Ms. Tomasky and Mr. Powers enhances the benefit calculated for them (a) under the final average pay formula, (b) the opening balance of the cash balance account, and (c) their Applicable Percentage under the cash balance formula.

As of December 31, 2006, Ms. Tomasky, Ms. Koeppel and Mr. Powers have become fully vested in their AEP Supplemental Benefit Plan benefit. Mr. Morris was 40% vested in his AEP Supplemental Benefit Plan benefit.

CSW Cash Balance Plan.    The CSW Cash Balance Plan is a tax-qualified defined benefit pension plan. The benefits are determined by reference to a cash balance formula. In addition, employees who were age 50 or older and had completed at least 10 years of vesting service with CSW as of July 1, 1997 (called “Grandfathered CSW Participants”) may also benefit from formulas that were in place before the implementation of the cash balance formula. Of the NEOs, only Mr. Hagan has earned a benefit under the CSW Cash Balance Retirement Plan and he continues to accrue benefits under that Plan. Mr. Hagan is a Grandfathered CSW Participant and is fully vested.

A.	Cash Balance Formula.

1.	Same Company Credit and Interest Crediting Rates. The Company Credits and Interest Credits are the same as those described above for the AEP Retirement Plan.

2.	Opening Cash Balance Account. As of July 1, 1997, the opening cash balance account was credited with the greater of: (i) the actuarial present value of the participant’s accrued benefit earned under the prior pension formula; or (ii) the cash balance that would have been credited to the participant if the Plan had always provided the cash balance formula. Because he was at least age 40 as of July 1, 1997, Mr. Hagan’s account also received a transitional compensation credit.

B.

Prior Benefit Formulas.    Mr. Hagan continues to accrue additional benefits under the plan’s final average pay formula. Upon his retirement, Mr. Hagan may choose his benefit based on the cash balance formula or the final average pay formula. Mr. Hagan’s annual normal retirement benefit under the final average pay formula is based on 1 2/3% of his “Final Average Pay” times the number of years of credited service (up to a maximum of 30 years), reduced by 50% of his calculated current Social Security benefit. Mr. Hagan’s “Final Average Pay” is his highest average annual base pay during any 36 consecutive calendar months in the 120 consecutive calendar months ending on the date of his termination of employment. Because of limitations calculated annually by the IRS, Mr. Hagan’s Final Average Pay as of December 31, 2006 was limited to $211,667.

C.	Other Factors That Materially Affect Benefits Payable. As a Grandfathered CSW Participant, Mr. Hagan may choose to receive either the benefit earned under the final average pay formula or the benefit earned under the cash balance formula. The benefits payable to him under the final average pay formula have the following additional features:

1.	Cost of Living Adjustments. If Mr. Hagan would elect retirement benefits that are calculated under the final average pay formula and to have those benefits paid as an annuity, the monthly annuity payment would be adjusted annually based on changes in the Consumer Price Index up to 3% per year (determined on a cumulative basis).

2.	Early Retirement Provision. Because Mr. Hagan has reached age 62 and has been credited with at least 15 years of service, if he elects to receive his retirement benefits under the final average pay formula as an annuity, those benefits would not be subject to any reduction for commencement prior to the plan’s normal retirement age of 65. If Mr. Hagan had not been eligible for early retirement, his benefit would have been reduced by 11.25%.

CSW SERP.    The CSW SERP is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are calculated under the terms of the CSW Cash Balance Plan without regard to the limitations imposed by the IRC on annual compensation and annual benefits.

In addition, the Board of Directors of Central and South West Corporation adopted a resolution prior to the merger of CSW with AEP under which Mr. Hagan would be granted a retirement benefit that is based upon 30 years of credited service once Mr. Hagan remained employed through his 60th birthday (March 18, 2004). This additional benefit is tracked and payable through the CSW SERP.

NON-QUALIFIED DEFERRED COMPENSATION

Name (a)	Plan Name(1) (b)	Executive Contributions in Last FY(2) ($) (c)	Registrant Contributions in Last FY(3) ($) (d)	Aggregate Earnings in Last FY ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE ($) (g)
Michael G. Morris	SRSP	$285,000	$82,846	$110,373	$—	$1,019,252
	SORP	—	6,680,814	—	—	6,680,814

Holly K. Koeppel	SRSP	140,753	31,238	42,666	—	667,524
	SORP	—	1,185,112	38,720	—	1,426,955

Susan Tomasky	SRSP	51,900	38,925	64,877	—	856,103
	SORP	—	1,184,786	51,270	—	1,505,015

Carl L. English	SRSP	51,900	38,925	5,652	—	141,112

Robert P. Powers	SRSP	45,242	33,932	205,604	—	1,847,841
	ICDP	—	—	20,995	—	462,391
	SORP	—	1,185,112	44,609	—	1,464,007

Thomas M. Hagan	SRSP	112,986	31,668	19,744	—	411,008
	ICDP	—	—	1,954	—	44,057
	SORP	—	1,222,618	—	—	1,222,618

John B. Keane	SRSP	—	—	8,350	—	84,059

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts in this column are included in the Salary and Bonus columns of the Summary Compensation Table. Amounts deferred during 2006 also include amounts reported in the Bonus column of the summary compensation table included in the Company’s 2006 Proxy Statement.
(3)	AEP’s matching contributions credited to the SRSP are shown in the Other Compensation column of the Summary Compensation Table. The Company’s contributions to the SORP relate to the performance units that vested on December 31, 2006 and were mandatorily deferred into AEP Career Shares under the SORP. These amounts are also shown in the Option Exercises and Stock Vested Table on page 48, but the value of the shares reported in this column reflects the 20-day average closing market price of AEP common stock as of December 31, 2006 ($42.448).

Overview.    AEP maintains executive deferred compensation plans that allow eligible employees, including the NEOs, to defer receipt of their base salary and annual incentive payments into accounts with different investment funds selected by the NEO. The plans are unfunded, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following nonqualified deferred compensation plans for eligible employees:

•	The American Electric Power System Supplemental Retirement Savings Plan (SRSP);

•	The American Electric Power System Incentive Compensation Deferral Plan (ICDP); and

•	The American Electric Power System Stock Ownership Requirement Plan (SORP).

Eligible employees choose whether or not they will participate in the SRSP and ICDP. The SORP, on the other hand, generally uses mandatory deferrals to facilitate the compliance by senior management with the Company’s stock ownership requirements.

Supplemental Retirement Savings Plan (SRSP).    The SRSP allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the IRC and the Company’s qualified Retirement Savings Plan (Qualified RSP).

•	Participants may defer up to 20% of the first $2,000,000 of their base pay and annual incentive pay.

•	The Company matches 75% of the participant’s contributions up to 6% of eligible compensation.

•

The SRSP does not permit participants to access any of the amounts credited to his or her account until the participant has terminated employment with AEP. Participants may elect a distribution of their SRSP account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may elect to delay the commencement date for up to five years from the date of their termination of employment.

•

The SRSP allows participants to direct the investment of their plan accounts. The investment options are the same as those available in the Qualified RSP, except the SRSP also offers a fixed rate account with an interest rate set each December at 120% of the applicable federal long-term rate with monthly compounding.

The recordkeeper for the Qualified RSP, the SRSP and the ICDP changed effective July 1, 2006 from Fidelity Management Trust Company to JPMorgan Retirement Plan Services. The investment fund options that were used by the NEOs during 2006 and the earnings measures for 2006 (or for the portion of 2006 during which they were available) were:

Fund Name	Rate of Return for Period	Period In Effect in 2006
Fidelity US Equity Index Pool	2.68%	January 1 – June 30
Fidelity Blue Chip Growth	(2.80%)	January 1 – June 30
Fidelity Equity-Income	5.06%	January 1 – June 30
Fidelity Low-Priced Stock	5.07%	January 1 – June 30
Fidelity Diversified International	8.27%	January 1 – June 30
Fidelity Freedom Income	1.14%	January 1 – June 30
Fidelity Puritan	3.26%	January 1 – June 30
Supp. Savings Interest Bearing Acct.	5.61%	January 1 – December 31
Managed Income Fund	4.65%	January 1 – December 31
AEP Stock Fund	19.33%	January 1 – December 31
International Stock Fund	12.60%	July 1 – December 31
Small/Mid Cap Growth Stock Fund	14.02%	July 1 – December 31
Small/Mid Cap Value Stock Fund	11.88%	July 1 – December 31
Large Cap Growth Stock Fund	9.94%	July 1 – December 31
Large Cap Value Stock Fund	10.48%	July 1 – December 31
Large Cap Stock Index Fund	11.86%	July 1 – December 31
Target Income Fund	6.20%	July 1 – December 31
Target Retirement 2015 Fund	8.60%	July 1 – December 31
Target Retirement 2020 Fund	9.69%	July 1 – December 31

Incentive Compensation Deferral Plan (ICDP).    The ICDP provides an opportunity for eligible employees to defer taxes on annual incentive pay and performance units that become earned and vested but not mandatorily deferred to the SORP.

•	AEP generally limits the percentage of incentive compensation that may be deferred into the ICDP to 80% of the full incentive award.

•	AEP does not offer any matching contribution with respect to the participants’ contributions to the ICDP.

•

The ICDP allows participants to direct the investment of their plan accounts. The investment options under the ICDP are the same as those available in the Qualified RSP. The table above sets forth the earnings measures for the investment fund options for 2006 (or for the portion of 2006 during which they were available).

Generally, the ICDP does not permit a participant to access any of the amounts credited to his or her account until the participant has terminated employment. However, the ICDP allows participants to withdraw amounts attributable to contributions credited before January 1, 2005 at any time (but only one time), subject to a 10% withdrawal penalty. Participants may elect to take distributions from their ICDP account in the same manner as the SRSP.

Stock Ownership Requirement Plan (SORP). The SORP was established to administer the achievement and maintenance of executives’ minimum stock ownership requirements.

Voluntary Designation of Shares to Satisfy Minimum Stock Ownership Requirements.    An NEO may designate that earned, vested and unencumbered AEP shares or share equivalents be credited to their stock ownership requirements.

Mandatory Deferral of Earned Performance Units.    Under the SORP, performance units that are earned by a participant will be deferred mandatorily into AEP Career Shares unless the participant has satisfied all of his or her stock ownership requirements. If the NEO is required to defer into AEP Career Shares, he or she must defer the entire amount of performance units, not just the portion needed to meet the minimum stock ownership requirement.

Mandatory Deferral of 50% of Annual Incentive Pay.    Participants who fail to satisfy a minimum stock ownership requirement within the applicable period will be subject to a mandatory 50% deferral of their annual bonus into AEP Career Shares.

Holding Requirement on Stock Option Gains.    Participants who fail to meet their minimum stock ownership requirement must retain all AEP shares realized through stock option exercises, except for shares that are sold to cover the exercise costs and taxes applicable to the exercise.

These AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. AEP Career Shares become payable in cash or AEP shares following the participant’s termination of employment. Cash payments for AEP Career Shares are calculated on the basis of the average of the closing price of AEP common stock for the last 20 trading days prior to the applicable distribution date. Participants may elect to take distributions from their SORP account in the same manner as the SRSP and the ICDP.

Potential Payments upon Termination or Change in Control

Upon employment termination, NEOs and other employees receive their base pay through their last day worked and payment for any unused vacation, including amounts banked from prior years at their current base rate.

In addition, the Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs in the event of a termination of employment or a change in control of the Company.

SEVERANCE

AEP currently provides full-time employees, including the NEOs, with severance benefits in the event their employment is terminated as the direct result of a restructuring or downsizing (Severance-Eligible Employees). These benefits are conditioned on the employee’s releasing AEP from any and all claims and include:

•	A lump sum severance payment equal to two weeks of base pay for each year or partial year of Company service (minimum eight weeks for employees with at least one year of AEP service);

•	Continued eligibility for medical and dental benefits at the active employee rates; and

•	Outplacement services. The outplacement services for which NEOs are eligible have an incremental cost to the Company of up to $30,000.

Severance-Eligible Employees who are within one year of becoming eligible for retiree medical benefits (which is available to those employees who are at least age 55 with at least 10 years of service – Retirement-Eligible Employees) are retained as active employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation pay for employees who would otherwise receive severance and vacation pay sufficient to offset their base pay for this period. The Company pays the unpaid balance of their lump sum payment at the time of their retirement.

Severance-Eligible and Retirement-Eligible Employees also remain eligible for an annual incentive compensation award for the year of termination. The target awards for eligible employees, including NEOs, is reduced to reflect the portion of the year that the NEO was an active employee, but the amount actually awarded to any NEO would remain subject to the discretion of the HR Committee. Any annual incentive awards for severed or retired NEOs would be paid at approximately the same time as the awards for active employees.

If a Severance-Eligible NEO is terminated, then a pro-rata portion of any outstanding performance units held for at least six months remain outstanding after their termination. The portion that remains outstanding corresponds to the portion of the vesting period during which the NEO was actively employed by the Company. These prorated performance units will not vest until the vesting date set forth in the award agreement and remain subject to all performance objectives.

The HR Committee’s current practice is to vest a portion of any outstanding and unvested restricted stock unit awards and stock options for Severance-Eligible Employees, whose employment is terminated. The portion of each award that vests corresponds to the portion of the vesting period during which the participant was actively employed by the Company. The period during which stock options can be exercised is reduced to one year from the participant’s termination date or, if the participant is also at least age 55 with five years of service, five years from the participant’s termination date.

Severance-Eligible NEOs are also eligible for financial counseling and tax preparation services during the remainder of the year of their termination and the following calendar year. These services currently have a maximum annual incremental cost to the Company of $14,700.

CHANGE IN CONTROL

AEP has a change-in-control agreement with each of the NEOs. If there is a “change-in-control” of AEP and the NEO’s employment is terminated (i) by AEP without “cause” or (ii) by the NEO because of a detrimental change in responsibilities, a required relocation or a reduction in salary or benefits, these agreements provide for:

•	Lump sum payment equal to 2.99 times the NEO’s annual base salary plus target annual incentive under the SOIP;

•	Payment, if required, to make the NEO whole for any excise tax imposed by Section 4999 of the IRC; and

•	Outplacement services.

“Change-in-control” under our change-in-control agreements means:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•

A merger or the consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of AEP or the surviving entity outstanding immediately after such merger or consolidation; or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

In addition to the change-in-control agreements described above, the Amended and Restated American Electric Power System Long-Term Incentive Plan, which was approved at the 2005 annual meeting of shareholders (the LTIP) authorizes the HR Committee to include change-in-control provisions in award agreements.

“Change-in-control” is defined under the LTIP as:

•	The acquisition by any person of the beneficial ownership of securities representing 25% or more of AEP’s voting stock;

•	A change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period; or

•	Approval by the shareholders of the liquidation of AEP, disposition of all or substantially all of the assets of AEP or, under certain circumstances, a merger of AEP with another corporation.

In the event of a change-in-control of the Company under the LTIP, award agreements issued under this plan provide that all outstanding awards will vest immediately. In addition, each type of long-term incentive award will be subject to special payment and valuation provisions as follows:

Stock Options—Participants with outstanding stock options will be entitled to a ninety day tandem stock appreciation right (SAR). This tandem SAR will provide them with the right to exchange any of their options for a cash payment equal to the difference between the Change-in-Control Price Per Share, as defined below, and their option exercise price.

Performance Unit Awards—Performance unit awards will be deemed to have been fully earned at a 100% performance score as of the date of the change-in-control and would be paid in a lump sum in cash at the higher of (i) the average closing price of a share of AEP common stock for the last 20 trading days prior to the change-in-control or (ii) if the change-in-control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price paid per share of common stock.

Restricted Stock Units—Participants receive one share of AEP common stock for each outstanding restricted stock unit as the result of a change-in-control. Participants may also exercise a Cash-Out Right, which is the right to exchange each such unrestricted share of AEP common stock for cash in an amount equal to the Change in Control Price Per Share, as defined below.

Restricted Stock—No special provisions apply to AEP’s restricted stock in the event of a change-in-control, although the HR Committee has the authority to accelerate the vesting of any and all equity awards.

Change in Control Price Per Share—With respect to tandem SARs and the Cash-Out Right associated with restricted stock units, the Change in Control Price Per Share will be the higher of (i) the highest closing price of a share of Common Stock during the ninety day period prior to and including the date of a change-in-control or (ii) if the change-in-control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the highest price per share of Common Stock paid.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change-in-control, defined in a manner similar to the LTIP as described above.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each NEO in the event his or her employment had terminated on December 31, 2006 under the circumstances cited in each column.

The values shown in the change-in-control (CIC) column are triggered only if:

1)	There is a CIC of the Company within the meaning set forth under both the LTIP and the CIC Agreements, and

2)	The NEO’s employment is terminated by the Company without cause or by the executive with good reason as defined in the CIC Agreements.

This is often referred to as a double-trigger.

No information is provided for terminations due to disability, because it is AEP’s practice not to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified.

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2006

For Michael G. Morris

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance		For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($1.2 million)	$0	$2,400,000	2a	$0	$3,588,000	$0
Annual Incentive for Completed Year[3]	$2,001,120	$2,001,120		$0	$2,001,120	$2,001,120
Other Payment for Annual Incentives[4]	$0	$0		$0	$3,946,800	$0
Long-Term Incentives:[5]
Unvested Restricted Shares (200,000)[6]	$0	$0		$0	$0	$0
Unvested and Accelerated Stock Options[7]	$0	$538,138		$0	$587,076	$587,076
Unvested 2005-2007 Performance Units[8]	$0	$4,595,788		$0	$6,893,683	$4,595,788
Unvested 2006-2008 Performance Units[8]	$0	$1,989,085		$0	$5,967,255	$1,989,085
Unvested and Accelerated Restricted Stock Units	$0	$98,478		$0	$154,140	$98,478
Benefits:
Incremental Qualified and Non-Qualified Pension[9,10]	$0	$0		$0	$1,760,787	$1,760,787
Health and Welfare Benefits[11]	$0	$13,605		$0	$13,605	$0
Life Insurance Proceeds[12]	$0	$0		$0	$0	$8,000,000
Financial Counseling	$0	$14,700		$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000		$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0		$0	$9,925,219	$0
Total Incremental Compensation And Benefits	$2,001,120	$11,680,914		$0	$34,882,385	$19,047,034

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2006

For Holly K. Koeppel

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance	For Cause Termination	Change-In- Control	Death
Compensation:
Base Salary ($440,000)	$0	$118,462	$0	$1,315,600	$0
Annual Incentive for Completed Year[3]	$400,224	$400,224	$0	$400,224	$400,224
Other Payment for Annual Incentives[4]	$0	$0	$0	$789,360	$0
Long-Term Incentives:[5]
Unvested and Accelerated Stock Options[7]	$0	$111,757	$0	$121,926	$121,926
Unvested 2005-2007 Performance Units[8]	$0	$649,539	$0	$974,309	$649,539
Unvested 2006-2008 Performance Units[8]	$0	$275,530	$0	$826,590	$275,530
Benefits:
Pension[10]	$0	$0	$0	$0	$0
Health and Welfare Benefits[11]	$0	$20,407	$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$5,020,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$1,876,723	$0
Total Incremental Compensation and Benefits	$400,224	$1,620,619	$0	$6,369,839	$6,481,919

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2006

For Susan Tomasky

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance	For Cause Termination	Change-In- Control[2]	Death
Compensation:
Base Salary ($500,000)	$0	$173,077	$0	$1,495,000	$0
Annual Incentive for Completed Year[3]	$492,700	$492,700	$0	$492,700	$492,700
Other Payment for Annual Incentives[4]	$0	$0	$0	$971,750	$0
Long-Term Incentives:[5]
Unvested and Accelerated Stock Options[7]	$0	$111,757	$0	$121,926	$121,926
Unvested 2005-2007 Performance Units[8]	$0	$1,148,954	$0	$1,723,431	$1,148,954
Unvested 2006-2008 Performance Units[8]	$0	$485,775	$0	$1,457,325	$485,775
Benefits:
Pension[10]	$0	$0	$0	$0	$0
Health and Welfare Benefits[11]	$0	$20,407	$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$5,000,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$2,694,425	$0
Total Incremental Compensation and Benefits	$492,700	$2,477,370	$0	$9,021,664	$7,264,055

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2006

For Carl L. English

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance		For Cause Termination	Change-In- Control[2]	Death
Compensation:
Base Salary ($500,000)	$0	$500,000	2b	$0	$1,495,000	$0
Annual Incentive for Completed Year[3]	$492,700	$492,700		$0	$492,700	$492,700
Other Payment for Annual Incentives[4]	$0	$0		$0	$971,750	$0
Long-Term Incentives:[5]
Unvested 2005-2007 Performance Units[8]	$0	$1,044,787		$0	$1,567,180	$1,044,787
Unvested 2006-2008 Performance Units[8]	$0	$507,438		$0	$1,522,313	$507,438
Unvested and Accelerated Restricted Stock Units	$0	$423,677		$0	$525,944	$423,677
Benefits:
Pension[10]	$0	$0		$0	$158,594	$158,594
Health and Welfare Benefits[11]	$0	$20,407		$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0		$0	$0	$2,000,000
Financial Counseling	$0	$14,700		$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000		$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0		$0	$3,046,452	$0
Total Incremental Compensation and Benefits	$492,700	$3,033,709		$0	$9,845,040	$4,641,896

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2006

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance	For Cause Termination	Change-In- Control[2]	Death
Compensation:
Base Salary ($475,000)	$0	$164,423	$0	$1,420,250	$0
Annual Incentive for Completed Year[3]	$432,060	$432,060	$0	$432,060	$432,060
Other Payment for Annual Incentives[4]	$0	$0	$0	$852,150	$0
Long-Term Incentives:[5]
Unvested and Accelerated Stock Options[7]	$0	$111,757	$0	$121,926	$121,926
Unvested 2005-2007 Performance Units[8]	$0	$689,356	$0	$1,034,033	$689,356
Unvested 2006-2008 Performance Units[8]	$0	$362,449	$0	$1,087,348	$362,449
Benefits:
Pension[10]	$0	$0	$0	$0	$0
Health and Welfare Benefits[11]	$0	$20,407	$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$4,275,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$2,114,163	$0
Total Incremental Compensation and Benefits	$432,060	$1,825,152	$0	$7,127,037	$5,895,491

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2006

For Thomas M. Hagan

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance	For Cause Termination	Change-In- Control[2]	Death
Compensation:
Base Salary ($440,000)	$0	$456,923	$0	$1,315,600	$0
Annual Incentive for Completed Year[3]	$400,224	$400,224	$0	$400,224	$400,224
Other Payment for Annual Incentives[4]	$0	$0	$0	$789,360	$0
Long-Term Incentives:[5]
Unvested and Accelerated Stock Options7a	$121,926	$121,926	$121,926	$121,926	$121,926
Unvested 2005-2007 Performance Units8,8a	$649,539	$649,539	$649,539	$974,309	$649,539
Unvested 2006-2008 Performance Units8,8a	$275,530	$275,530	$275,530	$826,590	$275,530
Benefits:
Pension[10]	$0	$0	$0	$0	$0
Health and Welfare Benefits11a	$0	$0	$0	$0	$0
Life Insurance Proceeds[12]	$0	$0	$0	$0	$3,700,000
Financial Counseling	$0	$14,700	$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000	$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0	$0	$1,542,253	$0
Total Incremental Compensation and Benefits	$1,447,219	$1,948,842	$1,046,995	$6,014,962	$5,161,919

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2006

For John B. Keane

Executive Benefits and Payments Upon Termination	Voluntary Termination or Retirement[1]	Severance		For Cause Termination	Change-In-Control	Death
Compensation:
Base Salary ($400,000)	$0	$400,000	2b	$0	$1,196,000	$0
Annual Incentive for Completed Year[3]	$363,840	$363,840		$0	$363,840	$363,840
Other Payment for Annual Incentives[4]	$0	$0		$0	$717,600	$0
Long-Term Incentives:[5]
Unvested 2005-2007 Performance Units[8]	$0	$536,175		$0	$804,262	$536,175
Unvested 2006-2008 Performance Units[8]	$0	$297,178		$0	$891,535	$297,178
Unvested and Accelerated Restricted Stock Units	$0	$219,074		$0	$262,889	$219,074
Benefits:
Pension[10]	$0	$0		$0	$129,358	$129,358
Health and Welfare Benefits[11]	$0	$20,407		$0	$20,407	$0
Life Insurance Proceeds[12]	$0	$0		$0	$0	$2,000,000
Financial Counseling	$0	$14,700		$0	$14,700	$14,700
Outplacement Services[13]	$0	$30,000		$0	$30,000	$0
Other
Tax Gross-up on CIC[14]	$0	$0		$0	$1,974,898	$0
Total Incremental Compensation and Benefits	$363,840	$1,881,374		$0	$6,405,489	$3,560,325

(1)	Only employees who are at least age 55 with five years of service receive any incremental compensation or benefits as the result of a voluntary termination or retirement. Mr. Hagan is the only NEO who currently meets these criteria. Non-incremental compensation and benefits are provided in the Non-Incremental Compensation and Benefits table below.
(2a)	Mr. Morris’s employment agreement provides a severance benefit equal to two times his base pay in the event his employment is terminated not for cause, as defined therein.
(2b)	Mr. English and Mr. Keane both have employment agreements that provide a severance benefit equal to one times their base pay in the event their employment is terminated for reasons other than for cause within three years of their hire date.
(3)	The amounts shown for annual incentive compensation for NEOs is their target amount and is subject to reduction or elimination at the discretion of the HR Committee.
(4)	Represents a severance payment of 2.99 times each NEO’s current target annual incentive.
(5)	Special valuation (described above in this section under Change-In-Control) may apply in the event of a change-in-control. The long-term incentive values shown represent dollars that would be paid under such circumstances and are different from the values calculated in accordance with FAS 123R.

(6)	These restricted shares will be forfeited upon termination prior to vesting unless the HR Committee determines that the circumstances of the termination warrant otherwise.
(7)	The option duration is reduced so that options expire (a) one year from the date of a severance termination or (b) 5 years due to disability or death. These options vested on January 1, 2007. The amounts shown reflect the value that would have been realized if the incremental number of options that vested in each scenario had been exercised at the year-end closing price ($42.58).
(7a)	Since Mr. Hagan is retirement eligible under the terms of the LTIP, any termination of his employment would have resulted in vesting of all of his stock options. In the event of a termination due to a retirement, the option duration is reduced so that options expire five years from the date of termination. These options vested on January 1, 2007. The amounts shown reflect the value that would have been realized if the incremental number of options that vested in each scenario had been exercised at the year-end closing price ($42.58).
(8)	Except in the event of a CIC, performance criteria continue to apply to performance units that are vested early and payments are not accelerated.
(8a)	Since Mr. Hagan is retirement eligible under the terms of the LTIP, any termination of his employment will result in vesting of a prorated portion of his performance units.
(9)	As of December 31, 2006, pursuant to his employment agreement, Mr. Morris was 40% vested in his pension benefits and was eligible to take a distribution of such benefit upon the termination of his employment for any reason through the non-qualified AEP Supplemental Benefit Plan. An additional 20% of this benefit vested on January 1, 2007.
(10)	The amounts shown are only those pension benefits that vest under the circumstances described. AEP’s pension benefits fully vest upon death or a change-in-control. If full vesting occurs by reason of death then a portion of such benefit would be funded by the qualified AEP Retirement Plan. The value of non-incremental pension benefits is included in the Non-Incremental Compensation and Benefits table below.
(11)	Represents the cost to the Company of providing subsidized medical and dental insurance at employee rates for 18 months.
(11a)	Mr. Hagan is eligible for retiree medical coverage following the termination of his employment. The value of this non-incremental benefit is included in the Non-Incremental Compensation and Benefits table below.
(12)	Represents the total death benefit potentially available from unaffiliated insurance carriers for both Company-paid and participant-paid life and AD&D insurance.
(13)	The amount shown is the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(14)	Represents a tax gross-up for the excise tax under section 280G of the IRC, including all applicable taxes on this tax gross-up itself.

The following table shows the value of additional compensation and benefits as of December 31, 2006 that would have been provided to each NEO after a termination of his or her employment on such date. These amounts have generally accrued to or been deferred by executives over multiple years and only a portion is attributable to compensation for 2006.

Non-Incremental Post-Termination Compensation and Benefits as of December 31, 2006

Name (a)	Long-Term Incentives		Benefits			Deferred Compensation (g)(5)
	Vested Stock Options ($) (b)(1)	AEP Career Shares ($) (c)(2)	Vacation Payout (d)(3)	Post Retirement Healthcare ($)(e)	Pension ($) (f)(4)
Michael G. Morris	$1,174,104	$6,680,814	$21,818	$—	$1,173,858	$1,019,252
Holly K. Koeppel	$233,097	$1,426,955	$81,000	$—	$1,364,910	$667,524
Susan Tomasky	$1,742,337	$1,505,015	$50,000	$—	$2,926,326	$856,103
Carl L. English	$—	$—	$95,455	$—	$—	$141,112
Robert P. Powers	$1,011,863	$1,464,007	$3,000	$—	$2,083,259	$2,310,232
Thomas M. Hagan	$1,656,271	$1,222,618	$53,500	$153,240	$3,036,821	$455,065
John B. Keane	$—	$—	$29,545	$—	$—	$84,059

(1)	Represents the value that would have been realized had the NEO exercised his or her vested and outstanding stock options at the closing price of AEP stock on December 31, 2006.
(2)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan (SORP).
(3)	Represents payment of accumulated but unused vacation for the current year and any carry-over from prior years. In addition, employees who are at least age 55 with ten years of service receive a prorated portion of the vacation pay for the calendar year following the year of their termination. Such prorated portion is equal to the portion of the calendar year during which the employee was actively employed by the Company, which is 100% for employees terminating at yearend.
(4)	Represents the lump sum of pension benefits available to each executive.
(5)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are reported in column (c).

Share Ownership of Directors and Executive Officers

THE FOLLOWING TABLE sets forth the beneficial ownership of AEP Common Stock and stock-based units as of January 1, 2007 for all nominees to the Board of Directors, each of the persons named in the Summary Compensation Table and all such Directors and executive officers as a group. Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares		Stock Units(a)	Retainer Deferral Plan Stock Units(b)	Options Exercisable Within 60 Days	Total
E. R. Brooks	15,843		12,201	—	—	28,044
D. M. Carlton	7,432		12,201	—	—	19,633
R. D. Crosby, Jr.	—		2,328	—	—	2,328
J. P. DesBarres	5,000	(d)	13,655	2,005	—	20,660
C. E. English	13,610		12,351	—	—	25,961
R. W. Fri	3,000		14,506	—	—	17,506
L. A. Goodspeed	—		2,889	—	—	2,889
T. M. Hagan	16,208	(c)	28,971	—	150,500	195,679
W. R. Howell	1,692		12,201	55	—	13,948
L. A. Hudson, Jr.	1,853	(e)	17,233	—	—	19,086
J. B. Keane	6,804		6,174	—	—	12,978
H. K. Koeppel	267	(c)	33,617	—	36,700	70,584
M. G. Morris	289,498	(g)	161,008	—	149,000	599,506
L. L. Nowell III	—		5,611	—	—	5,611
R. P. Powers	714	(c)	34,588	—	179,301	214,603
R. L. Sandor	1,092		12,202	2,839	—	16,133
D. G. Smith	2,500		15,118	—	—	17,618
K. D. Sullivan	—		13,471	7,949	—	21,420
S. Tomasky	4,238	(c)	41,144	—	204,334	249,716
All directors, nominees and executive officers as a group (20 persons)	371,325	(f)	451,469	12,848	735,735	1,571,377

(a)	This column includes amounts deferred in Stock Units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and held under AEP’s various officer benefit plans. Includes the following numbers of career shares: Mr. Morris, 157,388; Mr. Hagan, 28,803; Ms. Koeppel, 33,617; Mr. Powers, 34,489; Ms. Tomasky, 35,455; and all directors and executive officers as a group, 291,326.
(b)	This column reflects amounts held in the Retainer Deferral Plan for Non-Employee Directors.
(c)	Includes the following numbers of share equivalents held in the AEP Retirement Savings Plan: Ms. Koeppel, 267; Mr. Hagan, 5,715; Mr. Powers, 714; Ms. Tomasky, 4,238; and all directors and executive officers as a group, 10,934.
(d)	Includes 5,000 shares held in joint tenancy with a family member.
(e)	Includes 750 shares held by family members of Dr. Hudson over which he disclaims beneficial ownership.
(f)	Represents less than 1% of the total number of shares outstanding.
(g)	Includes restricted shares with different vesting schedules, that include dividend and voting rights, but the shares cannot be sold, transferred or pledged until they vest.

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) of the Exchange Act requires AEP’s executive officers and directors to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2006, AEP believes that all Section 16(a) filing requirements were met during 2006. AEP notes that Stephen P. Smith and Joseph M. Buonaiuto did not timely report acquisitions of earned performance units on January 24, 2006, although each of them reported the acquisitions shortly thereafter.

Share Ownership of Certain Beneficial Owners

SET FORTH BELOW are the only persons or groups known to AEP as of December 31, 2006, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name, Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class

Barclays Global Investors, NA. 2200 Ross Avenue 31st Floor Dallas, TX 75201-2761	20,294,600(a)	5.13%

(a)	Based on the Schedule 13G jointly filed with the SEC, Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited reported that they have sole power to vote 17,524,696 shares and sole dispositive power for 20,294,600 shares.

Shareholder Proposals and Nominations

TO BE INCLUDED in AEP’s proxy statement and form of proxy for the 2008 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2007.

Notice to nominate a director must include your name, address, number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.AEP.com. All such notices must be received by AEP, attention: John B. Keane, Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 15, 2007. The Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2008 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 30, 2008. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. Morrow & Co., Inc. will assist in the solicitation of proxies by AEP for a fee of $9,000, plus reasonable out-of-pocket expenses.

Exhibit A

AMERICAN ELECTRIC POWER COMPANY, INC.

SENIOR OFFICER INCENTIVE PLAN

ARTICLE I

INTRODUCTION AND PURPOSE

American Electric Power Company, Inc. previously adopted the American Electric Power System Senior Officer Annual Incentive Compensation Plan (the “Incentive Plan”) effective January 1, 1997. This document amends and restates the Incentive Plan effective as of December 13, 2006 (the date approved by the Board of Directors of the Company) (the “Effective Date”). Any changes made to the Incentive Plan by this document shall not affect Awards granted prior to the Effective Date. Grants of Awards under the Incentive Plan, as amended hereby, may be made on or after the Effective Date.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a) “Award” means an incentive award, which entitles a Participant to receive a payment from the Company or a Subsidiary pursuant to Article IV, subject to such terms and conditions as the Committee may prescribe.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

(d) “Committee” means the Human Resources Committee of the Board or such other committee or subcommittee as may be designated by the Board to oversee the Company’s executive compensation; provided that any such Committee shall consist of two or more persons, each of whom is an “outside director” within the meaning of Code Section 162(m).

(e) “Company” means American Electric Power Company, Inc., a New York corporation.

(f) “Covered Employee” means a Participant who the Committee determines meets the definition of a Covered Employee as defined in Code Section 162(m)(3).

(g) “Effective Date” is defined in Article I.

(h) “Fair Market Value” means, on any given date, the closing price of a share of common stock of the Company as reported on the New York Stock Exchange composite tape on such date, or if such common stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that such common stock was traded on such exchange, all as reported by such source as the Committee may select.

(i) “Participant” means a corporate officer of the Company or of a Subsidiary who is granted an Award by the Committee.

(j) “Performance-Based Compensation” means an Award that is intended to constitute “remuneration payable solely on account of the attainment of one or more or performance goals” or “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(k) “Performance Objective” is defined in Section 4.2.

(l) “Performance Period” is defined in Section 4.2.

(m) “Plan” means the American Electric Power System Senior Officer Incentive Plan, as set forth herein and as amended from time to time.

(n) “Subsidiary” means any corporation (other than the Company), limited liability company, partnership or other business organization of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III

ELIGIBILITY

Awards may be granted to any Participant from time to time by the Committee. The Committee shall determine the terms, conditions, and limitations applicable to each Award consistent with the Plan. Designation by the Committee as a Participant for an Award in one period shall not confer on such Participant the right to participate in the Plan for any other period.

ARTICLE IV

INCENTIVE AWARDS

Section 4.1.    General.

(a)	Awards may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time an Award is made, shall specify the terms and conditions which govern the Award, which terms and conditions shall prescribe that the Award shall be earned only upon, and to the extent that, Performance Objectives as described in Section 4.2, are satisfied within a designated time.

(b)	Different terms and conditions may be established by the Committee for different Awards and for different Participants with respect to the same or different Performance Periods.

Section 4.2.    Performance Objectives. The vesting and payment of Awards shall be contingent upon the degree of attainment of such performance goal(s) (the “Performance Objectives”) over such period (the “Performance Period”) as shall be specified by the Committee at the time the Award is granted. Performance Objectives will be established prior to or within the first ninety (90) days of each Performance Period (or within the first 25% of the Performance Period, if the Performance Period is shorter than 360 days).

The criteria for developing the Performance Objectives upon which payment or vesting of an Award intended to qualify for the exemption under Code Section 162(m) may be based shall be limited to one or more of the following, as determined by the Committee: (i) earnings measures: primary earnings per share; fully diluted earnings per share; net income; pre-tax income; operating income; earnings before interest, taxes, depreciation and amortization; net operating profits after taxes; income before income taxes, minority interest and equity earnings; income before discontinued operations, extraordinary items and cumulative effect of accounting changes, or any combination thereof; (ii) expense control: operations & maintenance expense; total expenditures; expense ratios; and expense reduction; (iii) customer measures: customer satisfaction; service cost; service levels; responsiveness; bad debt collections or losses; and reliability—such as outage frequency, outage duration, and frequency of momentary outages; (iv) safety measures: recordable case rate; severity rate; and vehicle accident rate; (v) diversity measures: minority placement rate and utilization; (vi) environmental measures: emissions; project completion milestones; regulatory/legislative/cost recovery goals; and notices of violation; (vii) revenue measures: revenue and margin; (viii) shareholder return measures: total shareholder return; economic value added; cumulative shareholder value added; return on equity; return on capital; return on assets; dividend payout ratio and cash flow(s)—such as operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital or any combination thereof; (ix) valuation measures: stock price increase; price to book value ratio; and price to earnings ratio; (x) capital and risk measures: debt to equity ratio and dividend payout as percentage of net income; (xi) employee satisfaction; (xii) project measures: completion of key milestones; (xiii) production measures: generating capacity factor; performance against the Institute of Nuclear Power Operation index; generating equivalent availability; heat rates and production cost. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

Performance Objectives may relate to attainment of specified objectives by the Participant or by the Company or one or more Subsidiaries, including a division or a department of the Company or of one or more Subsidiaries.

Section 4.3.    Payment of Awards. An Award shall not become payable unless, after the expiration of the Performance Period, the Committee has certified either that the Performance Objectives with respect to such Award have been satisfied or the level of attainment of each Performance Objective. Unless otherwise expressly stated in the terms and conditions of a particular Award, the Committee retains the power, authority and discretion to reduce or eliminate, but not to increase, the amount calculated as payable under the terms of any Award in order to reflect other performance criteria. Payment of such Awards that have been certified shall be made to Participants in a single lump sum in cash at such time determined by the Committee, and generally no later than two and one-half months after the end of the Performance Period; provided that unless otherwise clearly specified in the terms and conditions of a particular Award, payment shall be made no later than 2-1/2 months after the end of the calendar year during which the Award became vested, or as soon as practical thereafter. In no event shall any Participant receive an Award payment or payments in any fiscal year that exceeds the lesser of (i) $6,000,000 or (ii) 400% of the Participant’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Award.

ARTICLE V

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power and discretion to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under applicable law. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1.    Amendment of Plan. The Company has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate; provided, however, that any such amendment which requires approval of the Company’s shareholders in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m) (4)(C) shall not be made without such approval.

Section 6.2.    Termination of Plan. The Company expressly reserves the right, at any time, to suspend or terminate the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee, or class of Employees.

Section 6.3.    Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Committee and shall not require the approval or consent of any Subsidiary or Participant to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE VII

MISCELLANEOUS

Section 7.1.    Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 7.2.    Unfunded Status. The Plan shall be unfunded. Neither the Company, any Subsidiary, the Committee, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 7.3.    Limits on Liability. Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

Section 7.4.    Interpretation. Unless otherwise expressly stated by the Committee with respect to an Award, each Award granted to a Covered Employee under the Plan is intended to (i) be Performance-Based Compensation that is fully deductible by the Company for federal income taxes and not subject to the deduction limitation of Section 162(m) of the Code and (ii) comply with the requirements of Code Section 409A (including by reason of being exempt from the application of Code Section 409A), and the Plan shall be construed or deemed amended to the extent possible to conform any Award to effect such intent. The Committee shall not have any discretion to determine that an Award will be paid to a Covered Employee if the Performance Objective for such Award is not attained.

Section 7.5.    Tax Withholding. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes or such other amounts as may be required by applicable law.

Section 7.6.    Nontransferability of Benefits. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

Section 7.7.    Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Ohio.

ARTICLE VIII

EFFECTIVE DATE; DURATION OF THE PLAN

The Plan shall be effective as of the Effective Date. Notwithstanding any provision of this Plan to the contrary, this Plan shall be subject to approval by a vote of the shareholders of the Company at its 2007 annual meeting, and such shareholder approval shall be a pre-condition to the right of any Participant to receive any benefits pursuant to an Award made under this Plan on or after the Effective Date.

Admission Ticket
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DESIGNATION (IF ANY)			000000000.000000 ext
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ADD 6			Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 24, 2007.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Ú

A Proposals

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1.	Election of Directors:

01 - E.R. Brooks, 02 - D.M. Carlton, 03 - R.D. Crosby, Jr., 04 - J.P. DesBarres, 05 - R.W. Fri, 06 - L.A. Goodspeed,

07 - W.R. Howell, 08 - L.A. Hudson, Jr. 09 - M.G. Morris, 10 - L.L. Nowell, III, 11 - R.L. Sandor, 12 - D.G. Smith, 13 - K.D. Sullivan

					01 -	☐	02 -	☐	03 -	☐	04 -	☐
	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	05 -	☐	06 -	☐	07 -	☐	08 -	☐
	☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.			09 -	☐	10 -	☐	11 -	☐	12 -	☐

					13 -	☐

		For	Against	Abstain		For	Against	Abstain
2.	Approval of AEP Senior Officer Incentive Plan.	☐	☐	☐	3. Ratification of Independent registered public accounting firm.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2007 Annual Meeting Admission Ticket

American Electric Power Company, Inc.

2007 Annual Meeting of Shareholders	AGENDA
Tuesday, April 24, 2007 at 9:30 a.m. Central Time	• Introduction and Welcome
The Shreveport Convention Center	• Election of Directors
400 Caddo Street	• Approval of AEP Senior Officer Incentive Plan
Shreveport, Louisiana	• Ratification of Auditors
• Chairman’s Report
• Comments and Questions from Shareholders

DIRECTIONS TO Shreveport Convention Center

(318) 841-4000

From I-20, take exit 19A and follow Spring Street (US71/LA1 North). Turn left on Caddo Street. Turn right into Valet Parking area at the west end of the Convention Center. Valet Parking will be clearly marked. Please do not use the Convention Center parking garage.

From US71 (Market Street), turn right on Caddo Street. Turn right into the Valet Parking area at the west end of the Convention Center. Valet Parking will be clearly marked. Please do not use the Convention Center parking garage.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — American Electric Power Company, Inc.

AMERICAN ELECTRIC POWER COMPANY, INC.

Proxy Solicited on behalf of the Board of Directors

for the Annual Meeting to be held April 24, 2007

The shareholder signing on the reverse of this proxy card appoints Michael G. Morris, Carl L. English and Holly Keller Koeppel, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 24, 2007, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

Nominees for Election of Directors:	01 - E.R. Brooks 02 - D.M. Carlton 03 - R.D. Crosby, Jr. 04 - J.P. DesBarres
05 - R.W. Fri 06 - L.A. Goodspeed 07 - W.R. Howell 08 - L.A. Hudson, Jr.
09 - M.G. Morris 10 - L.L. Nowell, III 11 - R.L. Sandor 12 - D.G. Smith
13 - K.D. Sullivan

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.